Exhibit 99.3

PRO FORMA VALUATION REPORT

SP BANCORP, INC.

Plano, Texas

PROPOSED HOLDING COMPANY FOR:

SHAREPLUS FEDERAL BANK

Plano, Texas

Dated As Of:

May 28, 2010

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC.
Financial Services Industry Consultants

May 28, 2010

Board of Directors

SharePlus Federal Bank

5224 West Plano Parkway Plano, Texas 35093

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of SharePlus Federal, Plano, Texas (“SharePlus Federal” or the “Bank”) adopted the plan of conversion on April 1, 2010, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a federally-chartered savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of SP Bancorp, Inc. (“Bancorp” or the “Company”), a newly formed Maryland corporation. Bancorp will offer 100% of its common stock in a subscription offering to Eligible Account Holders, tax-qualified employee benefit plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are define for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. Going forward, Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

May 28, 2010

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by the Bank to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with SharePlus Federal’s management; McGladrey & Pullen, LLP, the Bank’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., SharePlus Federal’s conversion counsel; and Sandler O’Neill & Partners, LLP, which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which SharePlus Federal operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on SharePlus Federal and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We

Board of Directors

May 28, 2010

have compared SharePlus Federal’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on SharePlus Federal’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers SharePlus Federal only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that SharePlus Federal intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 28, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $15,000,000 at the midpoint, equal to 1,500,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $12,750,000 and a maximum value of $17,250,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,275,000 at the minimum and 1,725,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $19,837,500 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,983,750.

Board of Directors

May 28, 2010

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of SharePlus Federal as of March 31, 2010, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of SharePlus Federal, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market in general, the market for thrift stocks and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The

Board of Directors

May 28, 2010

reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ Ronald S. Riggins
Ronald S. Riggins
President and Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

SP BANCORP, INC.

SHAREPLUS FEDERAL BANK

Plano, Texas

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.2
Strategic Overview		I.2
Balance Sheet Trends		I.6
Income and Expense Trends		I.10
Interest Rate Risk Management		I.14
Lending Activities and Strategy		I.15
Asset Quality		I.18
Funding Composition and Strategy		I.19
Other Activities of the Bank		1.20
Legal Proceedings		I.20

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.2
Market Area Demographics		II.7
Local Economy		II.9
Unemployment Trends		II.10
Market Area Deposit Characteristics and Competition		II.11

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.12
Interest Rate Risk		III.14
Credit Risk		III.16
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS
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TABLE OF CONTENTS

SP BANCORP, INC.

SHAREPLUS FEDERAL BANK

Plano, Texas

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.7
5. Dividends		IV.8
6. Liquidity of the Shares		IV.9
7. Marketing of the Issue		IV.10
A. The Public Market		IV.10
B. The New Issue Market		IV.15
C. The Acquisition Market		IV.19
8. Management		IV.19
9. Effect of Government Regulation and Regulatory Reform		IV.20
Summary of Adjustments		IV.20
Valuation Approaches:		IV.21
1. Price-to-Earnings (“P/E”)		IV.22
2. Price-to-Book (“P/B”)		IV.23
3. Price-to-Assets (“P/A”)		IV.25
Comparison to Recent Offerings		IV.25
Valuation Conclusion		IV.25

RP® Financial, LC.	TABLE OF CONTENTS
iii

LIST OF TABLES

SP BANCORP, INC.

SHAREPLUS FEDERAL BANK

Plano, Texas

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.7
1.2	Historical Income Statements	I.11

2.1	Summary Demographic Data	II.8
2.2	Primary Market Area Employment Sectors	II.10
2.3	Unemployment Trends	II.11
2.4	Deposit Summary	II.12
2.5	Market Area Deposit Competitors	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.4
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.17
4.3	Market Pricing Comparatives	IV.18
4.4	Public Market Pricing	IV.24

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

SharePlus Federal Bank (“SharePlus Federal” or the “Bank”) was originally organized in August 1958 as the Frito Employees Credit Union, which was based in Dallas, Texas. In 1986, Frito Employees Credit Union merged with Lays Employees Savings and Loan to form Frito-Lay Federal Credit Union. In October 1993, Frito-Lay Federal Credit Union changed its name to SharePlus Federal Credit Union. SharePlus Federal Credit Union served the employees and family members of Frito-Lay, Inc., YUM! Brands, Inc., A&W Restaurants, Inc., KFC Corporation, Long John Silvers, Inc., Pizza Hut, Inc., Taco Bell Corp. and various PepsiCo Divisions, as well as dozens of companies who provided credit union benefits to their employees. On October 1, 2004, SharePlus Federal Credit Union completed its charter conversion to an OTS regulated federal savings bank.

SharePlus Federal is headquartered in Plano, Texas and serves the Dallas/Fort Worth metropolitan area through five branch offices. The Bank also maintains two branch locations in Louisville, Kentucky and one branch office in Irvine, California. The Louisville branches are maintained in YUM! Brand offices and the branch in Irvine is located in Taco Bell’s headquarters. A map of the Bank’s branch offices in Texas is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At March 31, 2010, the Bank had $227.2 million in assets, $192.2 million in deposits and total equity of $17.0 million, equal to 7.5% of total assets. The Bank’s audited financial statements are incorporated by reference as Exhibit I-2.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Plan of Conversion

On April 1, 2019, the Board of Directors of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of SP Bancorp, Inc. (“Bancorp” or the “Company”), a newly formed Maryland corporation. Bancorp will offer 100% of its common stock to qualifying depositors of SharePlus Federal in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated community offering. Going forward, Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, extending a loan to the newly-formed employee stock ownership plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

SharePlus Federal is positioned as a full servicing community bank, which emphasizes the offering of traditional financial services and products to individuals and businesses within the Dallas-Fort Worth metropolitan area. As the result of its former credit union charter that served a nationwide membership base, the Bank continues to offer it retail loan and deposit products to employees of companies that were served by SharePlus Federal Credit Union. A large portion of the Bank’s deposit base consists of accounts that were opened by members of the SharePlus Federal Credit Union, particularly with respect to the three branches located outside of the state of Texas. Historically, as a credit union, the Bank’s operating strategy emphasized the origination of 1-4 family permanent mortgage loans and automobile loans funded primarily by retail deposits. The Bank’s retail deposit base has consistently included a high concentration of lower balance checking accounts, which is a major source of non-interest earning

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

revenues for the Bank in terms of fees and service charges that are generated on those accounts. Following the charter conversion to a mutual savings bank, SharePlus Federal put infrastructure in place to pursue a more diversified lending strategy and to grows its community bank franchise in the Dallas-Fort Worth metropolitan area. Lending diversification by the Bank has emphasized growth of commercial real estate loans, which constitute the most significant area of lending diversification for the Bank. The Bank’s current strategic plan is to pursue further lending diversification, in which commercial real estate loans and commercial business loans will be emphasized as the primary sources of loan growth. Pursuant to targeting growth of commercial loans, the Bank is also placing an emphasis on growing commercial deposit accounts through establishing full service banking relationships with its commercial borrowers.

Loan growth strategies have generally been achieved without comprising credit quality; although, the Bank has experienced some deterioration in credit quality during recent years, as the national economic recession has impacted the Bank’s lending markets as well. Credit quality deterioration in the loan portfolio has been mostly related to an increase in non-performing loans secured by commercial real estate and 1-4 family properties.

Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Mortgage-backed securities comprise the largest concentration of the investment portfolio, with other investments consisting of U.S. Government and agency securities, municipal bonds and FHLB stock. The Bank also maintains cash and cash equivalents as a source of liquidity and, as the result of recent strong deposit growth, the balance of cash and cash equivalents held by the Bank increased significantly in the first quarter of 2010.

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Transaction and savings accounts comprise the majority of the Bank’s deposits, reflecting the Bank’s emphasis on marketing and cross-selling those accounts. Originally chartered and operated as a credit union for most of its corporate history provided the foundation for the relatively high level of transaction and saving

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

accounts maintained by the Bank. In fact, the concentration of transaction and savings account deposits comprising the Bank’s deposit composition has trended lower in recent years. The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk, with FHLB advances constituting the source of borrowings typically utilized by the Bank.

SharePlus Federal’s earnings base is largely dependent upon net interest income and operating expense levels. Overall, the Bank’s operating strategy has provided for a relatively strong net interest margin, which has been supported by a relatively low cost of funds realized from maintaining a high concentration of deposits in transaction and savings account deposits. Operating expenses have been maintained at relatively high levels, which are reflective of the relatively high administrative costs associated with servicing transaction and savings account deposits that constitute the major portion of the Bank’s deposits. The Bank’s high level of operating expenses also reflect infrastructure that has been put into place to facilitate growth strategies going forward. Revenues derived from non-interest income sources have been a fairly strong contributor to the Bank’s core earnings base, which consist primarily of service charges generated from retail banking activities.

The post-offering business plan of the Bank is expected to continue to focus on operating and growing a profitable institution serving retail customers and businesses in local markets. Accordingly, SharePlus Federal will continue to be an independent community-oriented financial institution with a commitment to meeting the retail and commercial banking needs of individuals and businesses in the Dallas-Fort Worth Metropolitan area. The Bank will also continue to maintain and develop new banking relationships with former members of SharePlus Federal Credit Union on a nationwide basis. In addition, the Bank’s business plan is to implement strategies that will facilitate growth of its Dallas-Fort Worth bank franchise and increase earnings.

The Bank’s Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of SharePlus Federal. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of SharePlus Federal. The additional capital realized from stock proceeds will

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

increase the Bank’s leverage capacity, pursuant to which the Bank plans to emphasize loan growth and growth of other interest-earning assets. SharePlus Federal’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in SharePlus Federal’s funding costs. Additionally, SharePlus Federal’s stronger capital position will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the Dallas-Fort Worth metropolitan area. The Bank will also be better positioned to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and its ability to offer stock as consideration. At this time, the Bank has no specific plans for expansion. The projected uses of proceeds are highlighted below.

•

SP Bancorp, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be invested into short-term investment grade securities and liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

•

SharePlus Federal Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with SharePlus Federal’s operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five and one-quarter years. From year end 2005 through March 31, 2010, SharePlus Federal’s assets increased at a 5.8% annual rate. Asset growth was largely driven by loan growth and more recently the build-up of cash and cash equivalents. Asset growth was primarily funded by deposit growth, while borrowings have been maintained a relatively stable balance over the past five and one-quarter fiscal years. A summary of SharePlus Federal’s key operating ratios for the past five and one-quarter years is presented in Exhibit I-3.

SharePlus Federal’s loans receivable portfolio increased at a 4.9% annual rate from year end 2005 through March 31, 2010, with the loan portfolio exhibiting the most significant growth during 2008. The relatively strong loan growth during fiscal year 2008 was supported by growth of 1-4 family loans and commercial real estate loans. The loans receivable balance at March 31, 2010 was $165.7 million. Loan growth was slightly less the Bank’s asset growth rate during the period covered in Table 1.1 and, therefore, loans receivable as a percent of assets decreased from 75.6% at year end 2005 to 73.0% at March 31, 2010. The Bank also maintained $1.5 million of loans held for sale at March 31, 2010, which equaled 0.6% of assets.

While 1-4 family permanent mortgage loans represent the largest concentration in the Bank’s loan portfolio, SharePlus Federal’s lending diversification emphasis on commercial real estate loans is evidenced by recent trends in the loan portfolio. Trends in the Bank’s loan portfolio composition over the past five and one-quarter years show that the concentration of 1-4 family loans comprising total loans has been maintained at approximately 70% of total loans since increasing from 62.7% of total loans at year end 2005 to 68.2% of total loans at year end 2006. Comparatively, commercial real estate loans increased from a zero balance at year end 2005 to 13.9% of total loans at March 31, 2010. The increase in the concentration of commercial real estate loans in the Bank’s loan portfolio was offset by a decrease in the concentration of consumer loans comprising total loans, as the Bank has placed less of an emphasis on auto lending since converting its charter to a savings bank. Consumer loans decreased from 32.5% of total loans at year end 2005 to 7.3% of total loans at March 31, 2010. Other areas of lending diversification for the Bank include home equity loans, which have generally been maintained between 5% to 6% of total loans outstanding over the past five and one-quarter years, and commercial business loans, which have comprised less than 1% of total loans outstanding over the past five and one-quarter years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Table 1.1

SharePlus Federal Bank

Historical Balance Sheet Data

	At Year Ended December 31,										At March 31,		12/31/05- 3/31/10 Annual. Growth Rate
	2005		2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$178,826	100.00%	$179,832	100.00%	$167,117	100.00%	$191,000	100.00%	$208,132	100.00%	$227,184	100.00%	5.79%
Cash and cash equivalents/CDs	11,876	6.64%	6,568	3.65%	4,000	2.39%	5,731	3.00%	11,717	5.63%	35,542	15.64%	29.42%
Investment securities	21,549	12.05%	20,416	11.35%	14,474	8.66%	8,048	4.21%	13,492	6.48%	13,281	5.85%	-10.76%
Fixed annuity	1,099	0.61%	1,136	0.63%	1,174	0.70%	1,039	0.54%	1,088	0.52%	1,098	0.48%	-0.02%
Loans receivable, net	135,156	75.58%	140,718	78.25%	135,684	81.19%	164,462	86.11%	170,535	81.94%	165,732	72.95%	4.92%
Loans held for sale	872	0.49%	1,911	1.06%	2,079	1.24%	470	0.25%	932	0.45%	1,457	0.64%	12.84%
FHLB stock	1,331	0.74%	1,126	0.63%	695	0.42%	1,520	0.80%	1,605	0.77%	1,604	0.71%	4.49%
		0
Deposits	$137,795	77.06%	$140,131	77.92%	$139,895	83.71%	$141,508	74.09%	$172,591	82.92%	$192,191	84.60%	8.14%
Borrowings	20,416	11.42%	18,805	10.46%	8,509	5.09%	30,534	15.99%	15,995	7.69%	15,998	7.04%	-5.58%
Equity	$17,875	10.00%	$17,772	9.88%	$16,625	9.95%	$16,774	8.78%	$17,262	8.29%	$17,007	7.49%	-1.16%
Loans/Deposits		98.08%		100.42%		96.99%		116.22%		98.81%		86.23%
Full Service Banking Offices Open	9		9		9		9		8		8

(1)	Ratios are as a percent of ending assets.

Sources: SharePlus Federal’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting SharePlus Federal’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into a deposit at the Bank. Over the past five and one-quarter years, the Bank’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 8.0% of assets at year end 2008 to a high of 22.2% of assets at March 31, 2010. The higher level of cash and investments maintained at March 31, 2010 was related to deposit growth in the first quarter of 2010 that was mostly held in cash and cash equivalents. Mortgage-backed securities comprise the most significant component of the Bank’s investment holdings, with the portfolio consisting mostly of mortgage-pass-through certificates that are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). On a more limited basis, the mortgage-backed securities portfolio includes collateralized mortgage obligations (“CMOs”), which are guaranteed or insured by GSEs. As of March 31, 2010, the Bank’s investment in mortgage-backed securities totaled $9.4 million. Beyond the Bank’s investment in mortgage-backed securities, investment securities held by the Bank at March 31, 20100 consisted of U.S. Government and agency securities ($2.5 million) and municipal bonds ($1.4 million). As of March 31, 2010, all investment securities were maintained as available for sale and the net unrealized gain on the investment portfolio equaled $247,000. Exhibit I-4 provides historical detail of the Bank’s investment portfolio. Other investments held by the Bank at March 31, 2010 consisted of $1.6 million of FHLB stock. The Bank also held cash and cash equivalents amounting to $35.5 million or 15.6% of assets at March 31, 2010, which was at a comparatively high level than typically has been maintained by the Bank.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

The Bank also maintains an investment in a fixed annuity for purposes of funding the deferred compensation of the Bank’s CEO and President. As of March 31, 2010, the Bank’s fixed annuity investment equaled $1.1 million.

Over the past five and one-quarter years, SharePlus Federal’s funding needs have been addressed through a combination of retail deposits, borrowings and internal cash flows. From year end 2005 through March 31, 2010, the Bank’s deposits increased at an 8.1% annual rate. During the five and one-quarter year period covered in Table 1.1, total deposits ranged from a low of $137.8 million or 77.1% of assets at year end 2005 to a high of $192.2 million or 84.6% of assets at March 31, 2010. In comparison to the deposit base of a traditional thrift, the Bank maintains a relatively high concentration of deposits in core transaction and savings account deposits. Core deposits comprised 68.7% of total deposits at March 31, 2010, versus 72.6% of total deposits at year end 2007. The shift in deposit composition towards a higher concentration of CDs resulted from CDs growing at a faster rate compared to the growth rate for core deposits.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. From year end 2005 to March 31, 2010, borrowings decreased at an annual rate of 5.6%. Borrowings ranged from a low of $8.5 million or 5.1% of assets at year end 2007 to a high of $30.5 million or 16.0% of assets at year end 2008. Since year end 2008, deposit growth has funded the pay down of the Bank’s borrowings. As of March 31, 2010, SharePlus Federal maintained $16.0 million of borrowings equal to 7.0% of assets. Borrowings held by the Bank at March 31, 2010 consisted entirely of FHLB advances.

The Bank’s equity decreased at a 1.2% annual rate from year end 2005 through March 31, 2010, as the result of net losses recorded during 2006, 2007 and the first quarter of 2010 partially offset by retention of earnings during 2005, 2008 and 2009. Asset growth combined with the decrease in equity resulted in a decrease in the Bank’s equity-to-assets ratio from 10.0% at year end 2005 to 7.5% at March 31, 2010. All of the Bank’s capital is tangible capital, and SharePlus Federal maintained capital

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surpluses relative to all of its regulatory capital requirements at March 31, 2010. The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities. At the same time, SharePlus Federal’s ROE will initially be depressed following its stock conversion as the result of the significant increase that will be realized in the Bank’s pro forma capital position.

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five years and for the twelve months ended March 31, 2010. The Bank’s reported earnings over the past five and one-quarter years, ranged from a net loss of $1.2 million or 0.71% of average assets in 2007 to net income of $493,000 or 0.23% of average assets in 2009. For the twelve months ended March 31, 2009, the Bank’s reported net income of $36,000 or 0.02% of average assets. The net loss recorded in 2007 was mostly related to a writedown on loans held for sale in connection with a restructuring of the Bank’s loan portfolio and an increase in the amount of loan loss provisions established. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Non-interest operating income has been a healthy contributor to the Bank’s earnings as well, while loan loss provisions and gains and losses from the sale of loans and investments have had a varied impact on the Bank’s earnings over the past five and one-quarter years.

Over the past five and one-quarter years, the Bank’s net interest income to average assets ratio ranged from a low of 2.98% during 2006 to a high of 3.73% during 2009. The decrease in the Bank’s net interest income ratio from 2005 to 2006 reflects a narrowing of the Bank’s interest rate spread from 3.33% during 2005 to 3.05% during 2006, as the result of a more significant increase in funding costs relative to interest-earning asset yields during a period of rising interest rates. Comparatively, the Bank’s net interest income to average assets ratio trended higher from 2.98% in 2006 to 3.73% during 2009. The upward trend in the Bank’s net interest income ratio reflects a widening of the Bank’s interest rate spread from 3.05% during 2006 to 3.83% during 2009, as the Bank’s interest rate spread benefitted from declining short-term interest rates and resulting steeper yield curve that provided for a more significant decline in funding costs relative to yields earned on interest-earning assets. Comparatively, the decrease in the Bank’s net interest income ratio during the twelve months ended March 31, 2010 was largely related to the large increase in cash and cash equivalents and the very low yields that are earned on those balances. Accordingly, the Bank’s interest rate spread narrowed from 3.87% during the quarter ended March 31, 2009 to 3.60% during the quarter ended March 31, 2010. The Bank’s net interest rate spreads and yields and costs for the past five and one-quarter years are set forth in Exhibits I-3 and I-5.

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Table 1.2

SharePlus Federal Bank

Historical Income Statements

	For the Year Ended December 31,										For the 12 months
	2005		2006		2007		2008		2009		Ended 3/31/10
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$8,420	4.70%	$8,617	4.82%	$9,207	5.35%	$9,571	5.35%	$10,599	5.05%	$10,562	4.77%
Interest expense	(2,434)	-1.36%	(3,290)	-1.84%	(3,770)	-2.19%	(3,064)	-1.71%	(2,751)	-1.31%	(2,550)	-1.15%

Net interest income	$5,986	3.34%	$5,327	2.98%	$5,437	3.16%	$6,507	3.63%	$7,848	3.73%	$8,012	3.61%
Provision for loan losses	(285)	-0.16%	(492)	-0.28%	(749)	-0.43%	(391)	-0.22%	(687)	-0.33%	(1,631)	-0.74%

Net interest income after provisions	$5,701	3.18%	$4,835	2.70%	$4,688	2.72%	$6,116	3.42%	$7,161	3.41%	$6,381	2.88%
Other operating income	$2,049	1.14%	$2,065	1.15%	$2,103	1.22%	$2,071	1.16%	$1,845	0.88%	$1,837	0.83%
Operating expense	(7,260)	-4.05%	(7,754)	-4.33%	(8,307)	-4.82%	(8,349)	-4.66%	(8,649)	-4.12%	(8,604)	-3.89%

Net operating income	$490	0.27%	($854)	-0.48%	($1,516)	-0.88%	($162)	-0.09%	$357	0.17%	($386)	-0.17%
Non-Operating Income
Writedown of loans held for sale	$0	0.00%	$0	0.00%	($615)	-0.36%	$0	0.00%	$0	0.00%	$0	0.00%
Gain(loss) on sale of investment securities	0	0.00%	0	0.00%	0	0.00%	75	0.04%	34	0.02%	31	0.01%
Gain(loss) on sale of loans	0	0.00%	645	0.36%	325	0.19%	226	0.13%	464	0.22%	459	0.21%

Net non-operating income	$0	0.00%	$645	0.36%	($290)	-0.17%	$301	0.17%	$498	0.24%	$490	0.22%
Net income before tax	$490	0.27%	($209)	-0.12%	($1,806)	-1.05%	$139	0.08%	$855	0.41%	$104	0.05%
Income tax provision	(219)	-0.12%	64	0.04%	583	0.34%	(111)	-0.06%	(362)	-0.17%	(68)	-0.03%

Net income (loss)(2)	$271	0.15%	($145)	-0.08%	($1,223)	-0.71%	$28	0.02%	$493	0.23%	$36	0.02%
Adjusted Earnings
Net income	$271	0.15%	($145)	-0.08%	($1,223)	-0.71%	$28	0.02%	$493	0.23%	$36	0.02%
Add(Deduct): Net gain/(loss) on sale	0	0.00%	(645)	-0.36%	290	0.17%	(301)	-0.17%	(498)	-0.24%	(490)	-0.22%
Tax effect (2)	—	0.00%	—	0.00%	(110)	-0.06%	114	0.06%	189	0.09%	186	0.08%

Adjusted earnings	$271	0.15%	($790)	-0.44%	($1,043)	-0.61%	($159)	-0.09%	$184	0.09%	($268)	-0.12%
Expense Coverage Ratio (3)	0.82		0.69		0.65		0.78		0.91		0.93
Efficiency Ratio (4)	90.4%		104.9%		110.2%		97.3%		89.3%		87.6%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 38.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: SharePlus Federal’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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Non-interest operating income has been a fairly stable and strong contributor to the Bank’s earnings over the past five and one-quarter years, ranging from a low of 0.83% of average assets during the twelve months ended March 31, 2010 to a high of 1.22% of average assets during 2007. Customer service fees and charges derived primarily from transaction deposit accounts constitute the largest source of non-interest operating income for the Bank. The relatively strong contribution realized from service fees and charges to non-interest operating income is supported by the Bank’s relatively high concentration of deposits maintained in transaction deposits, which includes a large number of lower balance checking accounts.

Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of 3.89% of average assets during the twelve months ended March 31, 2010 to a high of 4.82% of average assets during 2007. Overall, the Bank has maintained a relatively high level of operating expenses, which is indicative of the higher staffing needs associated with servicing a relatively high concentration of transaction accounts. The Bank’s high operating expenses also reflect infrastructure that has been put in place to support future growth strategies as a full service community bank. The recent downward trend in the Bank’s operating expense ratio has been facilitated by comparatively stronger asset growth compared to increases in operating expense, which has provided for some leveraging of the operating expense ratio since 2008. Further upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Bank’s net interest margin and operating expense ratio since 2005 reflect an increase in core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). SharePlus Federal’s expense coverage ratio equaled 0.82 times during 2005 versus a ratio of 0.93 times during the twelve months ended March 31, 2010. An increase in the net interest income ratio and a decrease in the operating expense ratio both contributed to the improvement in the Bank’s expense coverage ratio. Similarly, SharePlus Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 90.4% during 2005 was slightly less favorable than its efficiency ratio of 87.6% during the twelve months ended March 31, 2010.

Over the past five and one-quarter years, loan loss provisions established by the Bank ranged from a low of 0.16% of average assets during 2005 to a high of 0.74% of average assets during the twelve months ended March 31, 2010. An increase in non-performing loans, growth of higher risk types of loans and the impact of the recession on local economy were factors that contributed to the higher loan loss provisions established during the most recent twelve month period. As of March 31, 2010, the Bank maintained valuation allowances of $2.0 million, equal to 1.20% of net loans receivable and 43.28% of non-accruing loans. Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past three and one-quarter years.

Non-operating income over the past five and one-quarter years has primarily consisted of gains on the sale of loans and also includes modest gains on the sale of investment securities. In 2007, the Bank recorded a non-operating loss related to the write down of loans held for sale. Overall, the net earnings impact of non-operating income and losses ranged from a loss of $290,000 or 0.17% of average assets in 2007 to income of $645,000 or 0.36% of average assets in 2006. For the twelve months ended March 31, 2010, the Bank recorded net non-operating income of $490,000 or

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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0.22% of average assets. Loan sale gains reflect the sale of fixed rate loan originations to the secondary market for purposes of interest rate risk management and, therefore, represent an ongoing activity for the Bank. Comparatively, the other components of the Bank’s non-operating income are viewed as non-recurring income items. However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market.

The Bank’s effective tax rate ranged from a low of 30.62% during 2006 to a high of 79.86% during 2008. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate is 38.0%.

Interest Rate Risk Management

The Bank’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007, in which the yield curve was flat or inverted. Comparatively, the Bank’s net interest margin has benefited from recent interest rate trends, which has provided for a steeper yield curve as the result of a decline in short-term interest rates. As of March 31, 2010, the Net Portfolio Value (“NPV”) analysis provided by an independent consulting firm indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 12.1% decrease in SharePlus Federal’s NPV (see Exhibit I-7).

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through selling originations of fixed rate 1-4 family loans, maintaining an investment portfolio with varied maturities, and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans or adjustable rate loans. As of December 31, 2009, of the Bank’s total loans due after December 31, 2010, ARM loans comprised 57.4% of

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those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing long-term FHLB borrowings, extending CD maturities through offering attractive rates on certain longer term CDs and through maintaining a higher concentration of deposits in lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 68.75% of the Bank’s total deposits at March 31, 2010.

The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

SharePlus Federal’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate/multi-family loans followed by consumer loans. The commercial real estate loan portfolio includes land and construction loans for commercial real estate, while the 1-4 loan balance includes construction loans for single-family properties. Other areas of lending diversification for the Bank include home equity loans and commercial business loans. Going forward, the Bank’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial real estate and commercial business loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Bank, although growth of the 1-4 family loan portfolio will be limited as new loan production will be offset by loan sales of most fixed rate originations and repayments on the existing portfolio. Exhibit I-9 provides historical detail of SharePlus Federal’s loan portfolio composition over the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of December 31, 2010.

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SharePlus Federal offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are underwritten to secondary market guidelines, as the Bank’s current philosophy has been to sell most originations of fixed rate loans. Loans are sold on a servicing released basis. ARM loans offered by the Bank have initial repricing terms of three, five, seven and ten years and are indexed to the one year LIBOR. After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term. Fixed rate loans are offered for terms of 15 and 30 years. Residential loans are generated through the Bank’s in-house lending staff, walk-ins, on-line banking and third party referrals through the Bank’s broker program. The majority of loans are secured by properties in the Dallas-Fort Worth metropolitan area. SharePlus also originates 1-4 family on a national basis to employees of companies that were served by the SharePlus Federal Credit Union. A large portion of the 1- 4 family loans originated out-of-market consist of “re-location” loans, which are extended to home buyers that have been transferred to a different market area as an employee of one of the former member companies of SharePlus Federal Credit Union. As of March 31, 2010, the Bank’s outstanding balance of 1-4 family loans equaled $123.1 million or 73.0% of total loans outstanding, which included 1-4 family construction loans of $117,000.

The Bank’s 1-4 family lending activities include home equity loans and home equity lines of credit. Home equity loans are amortizing loans with terms of up to 15 years and generally have a fixed interest rate. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to 25 years consisting of a maximum ten year draw period and 15 year term for repayment of the loan. The Bank will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80.0%, inclusive of other liens on the property. As of March 31, 2010, the Bank’s outstanding balance of home equity loans and home equity lines of credit equaled $8.8 million or 5.2% of total loans outstanding.

Construction loans originated by the Bank consist of loans to finance the construction of 1-4 family residences and commercial/multi-family properties. The Bank’s 1-4 family construction lending activities include construction/permanent loans

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

as well as speculative loans that are extended to experienced builders in the Bank’s market area. Commercial real estate construction loans generally require a commitment for permanent financing to be in place prior to closing construction loan and are originated up to 75.0% of the completed appraised value of the property. Residential and commercial construction loans are interest only loans during the construction period. As of March 31, 2010, the Bank’s 1-4 family loan portfolio included $117,000 of construction loans and the commercial real estate loan portfolio included $3.3 million of construction loans.

The balance of the mortgage loan portfolio consists of commercial real estate, multi-family and land loans, which are collateralized by properties in the Bank’s regional lending area. SharePlus Federal generally originates commercial real estate and multi-family loans up to a maximum LTV ratio of 75.0% and requires a minimum debt-coverage ratio of 1.20 times. Commercial real estate loans are generally offered as adjustable rate loans which reprice every three or five years, with amortization terms of up to 20 years. Properties securing the commercial real estate loan portfolio include office condominiums, small strip shopping centers, other types of retail space and apartment buildings. Land loans consist substantially of properties that will be used for residential development and are typically extended up to a LTV ratio of 70.0%. Land loans are interest only loans tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to 2 years. As of March 31, 2010, the Bank’s outstanding balance of commercial real estate loans totaled $23.4 million or 13.9% of total loans outstanding and included $3.3 million of commercial real estate construction loans and $8.3 million of land loans.

SharePlus Federal’s diversification into non-mortgage loans consists primarily of consumer loans and, to a lesser extent, commercial business loans. Consumer loans are offered on a nationwide basis to the employees of companies that were served by SharePlus Federal Credit Union. Beyond home equity loans and lines of credit, the Bank’s consumer lending activities have consisted substantially of automobile loans which are originated directly by the Bank. Since converting its charter from a credit union to a savings bank, the origination of automobile loans has been less of an area of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18

lending emphasis for the Bank and the automobile loan portfolio has trended lower in recent years. As of March 31, 2010, the automobile loan portfolio accounted for $8.9 million or 72.4% of the consumer loan portfolio. Comparatively, at December 31, 2005, the automobile loans portfolio accounted for $35.9 million or 81.3% of the consumer loan portfolio. SharePlus Federal’s consumer lending activities other than automobile loans include unsecured signature loans, loans secured by deposits and various types of installment loans. As of March 31, 2010, the Bank’s outstanding balance of consumer loans equaled $12.3 million or 7.3% of total loans outstanding.

The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Commercial business loans offered by the Bank consist substantially of floating rate lines of credit indexed to the prime rate as reported in The Wall Street Journal. The commercial business loan portfolio consists of loans secured by business assets such as accounts receivable, inventory and equipment. Expansion of commercial business and commercial real estate lending activities are areas of lending emphasis for the Bank, pursuant to which the Bank is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. As of March 31, 2010, SharePlus Federal’s outstanding balance of commercial business loans equaled $1.1 million or 0.7% of total loans outstanding.

Asset Quality

The Bank’s historical 1-4 family lending emphasis and lending emphasis on lending in local and familiar markets and to former members of its credit union have generally supported the maintenance of relatively favorable credit quality measures. However, with the onset of the recession and less favorable real estate market conditions, the Bank has recently experienced some credit quality deterioration in its loan portfolio. Over the past five and one-quarter years, SharePlus Federal’s balance of non-performing assets, consisting of non-performing loans and real estate owned but not including troubled debt restructurings, ranged from a low of 0.11% of assets at year

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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end 2005 to a high of 2.03% of assets at March 31, 2010. As shown in Exhibit I-11, non-performing assets at March 31, 2010 consisted of $4.6 million of non-accruing loans. Non-accruing loans held by the Bank at March 31, 2010 were concentrated in commercial real estate loans ($3.5 million) and 1-4 family loans ($1.1 million).

To track the Bank’s asset quality and the adequacy of valuation allowances, SharePlus Federal has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and quarterly by the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2010, the Bank maintained valuation allowances of $2.0 million, equal to 1.20% of net loans receivable and 43.28% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary funding source and at March 31, 2010 deposits accounted for 92.3% of SharePlus Federal’s interest-bearing funding composition. Exhibit I-12 sets forth the Bank’s deposit composition for the past three and one-quarter years. Transaction and savings account deposits constituted 68.75% of total deposits at March 31, 2010. Comparatively, transaction and savings account deposits constituted 72.60% of total deposits at December 31, 2007. The decrease in the concentration of transaction and savings account deposits was due to stronger growth of CDs relative to the growth rate of transaction and savings account deposits since year end 2007. Demand account deposits comprise the largest portion of the Bank’s transaction and savings account deposits, accounting for 46.9% of the balance of transaction and savings account deposits at March 31, 2010.

The balance of the Bank’s deposits consists of CDs, which equaled $60.1 million or 31.25% of total deposits at March 31, 2010 compared to $38.3 million or 27.40% of total deposits at December 31, 2007. SharePlus Federal’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). As of March 31, 2010, 68.3% of the Bank’s CDs were scheduled to mature in one year or

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less. Exhibit I-13 sets forth the maturity schedule of the Bank’s CDs as of March 31, 2010. As of March 31, 2010, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $27.8 million or 46.3% of total CDs. The Bank held $807,000 of brokered deposits at March 31, 2010.

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. The Bank maintained $16.0 million of FHLB advances at March 31, 2010 with a weighted average rate of 2.33%. FHLB advances held by the Bank at March 31, 2010 consisted of a mix of short- and long-term borrowings, with maturities on long-term borrowings generally extending out to five years. Exhibit I-14 provides further detail of the Bank’s borrowings activities during the past three and one-quarter years.

Other Activities of the Bank

SharePlus Federal offers wealth management strategies through SharePlus Financial Services, which is a division of the Bank. SharePlus Financial Services offers securities and investment advisory services, which includes the sale of annuities, mutual funds, insurance products and equities and bonds.

Legal Proceedings

The Bank is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

SharePlus Federal is headquartered in Plano, Texas and serves the Dallas-Fort Worth metropolitan area (“Dallas-Fort Worth MSA”) through five full service offices. The Bank also operates two branch offices in Louisville, Kentucky and one branch in Irvine, Texas. The Bank’s historical operations as a credit union, serving the employees and family members of Frito-Lay, Inc., YUM! Brands, Inc., A&W Restaurants, Inc., KFC Corporation, Long John Silvers, Inc., Pizza Hut, Inc., Taco Bell Corp., and various PepsiCo Divisions, has six of the eight branches located at a corporate headquarters or locations affiliated with the companies listed above. Within Texas, the headquarters office and two branch offices are located in Collin County and two branches are located in Dallas County, both of which are part of the Dallas-Fort Worth MSA, commonly referred to as the Metroplex. Plano, Texas in Collin County is an affluent northern suburb of Dallas. Outside of Texas, the Bank has two branches in Jefferson County, Kentucky located in YUM! Brands facilities and one branch in Orange County, California located in Taco Bell’s headquarters. The Bank considers its primary market area to be the Dallas-Fort Worth MSA and their targeted area of growth for the future will be within the Dallas-Fort Worth MSA. Exhibit II-1 provides information on the Bank’s office properties.

The primary market area served by the Bank is largely a mix of urban and suburban markets, as the Dallas-Fort Worth MSA is the economic and cultural hub of North Central Texas. The Dallas-Fort Worth MSA is the largest metropolitan area in Texas and the fourth-largest in the United States. The area has a fairly diversified economy with services, wholesale and retail trade and finance, insurance, and real estate (“FIRE”) constituting the primary sectors of employment. The competitive environment includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a national presence.

Future growth opportunities for the Bank depend in part on the future growth and stability of the national and regional economies, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

RP® Financial, LC.	MARKET AREA
II.2

National Economic Factors

The future success of the Bank’s operations is partially dependent upon national economic factors and trends. In assessing economic trends over past few quarters, signs that the U.S. economy was pulling out of the recession became more evident at the start of the third quarter of 2009. However, overall economic conditions remained weak. The July 2009 employment report showed the fewest job losses in a year and the unemployment rate dipped to 9.4%, its first decline in nine months. Retail sales were down slightly in July, raising concerns over the durability of the recovery. However, sales of existing homes jumped 7.2% in July, the fastest pace in nearly two years. July new home sales were up sharply as well, which supported a 4.9% increase in July durable-goods orders. August economic data generally indicated that the recession was nearing an end, as manufacturing output grew for the first time since January 2008 and the “cash for clunkers” program fueled a rebound in August retail sales. August employment data showed fewer than expected job losses, while the unemployment rate rose to a 26 year high of 9.7%. The index of leading indicators rose for the fifth straight month in August, providing another sign of recovery. Second quarter GDP declined at a 0.7% annualized rate, which was better than the 1% decline previously estimated. Other economic data suggested an uneven recovery, as existing home sales slid in August and consumer confidence fell in September. Manufacturing and service sector activity both grew in September, while the U.S. unemployment rate rose to 9.8% in September as employers cut more jobs than expected. As job losses continued to mount, vacancy rates for commercial office space continued to increase during the third quarter. Retail sales fell in September from August as the “cash for clunkers’ program ended, however, excluding autos, retail sales increased slightly in September. New home sales fell in September, while orders for durable goods increased in September. Third quarter GDP increased at a 3.5% annual rate (subsequently revised to 2.2%), marking an apparent end to the recession. Notably, a large portion of GDP growth in the third quarter was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

RP® Financial, LC.	MARKET AREA
II.3

October 2009 showed further signs of an economic recovery, even as the labor market continued to struggle. U.S. manufacturing activity expanded for the third month in a row in October, while a net loss of 190,000 jobs in October pushed the October unemployment rate up to 10.2%. Retail sales and the index of leading economic indicators both rose in October, while housing data was mixed raising doubts about the strength of the sector’s recovery. New home starts tumbled in October, while sales of existing home showed a strong increase in October. Signs of a slow and uneven economic recovery continued to be reflected in the November data. Manufacturing activity continued to grow in November, while the service sector contracted in November after growing in October. Employment data for November reflected the fewest number of job losses since December 2007, which reduced the unemployment rate to 10.0%. The Federal Reserve’s “beige book” released in early-December showed the economy improving moderately, with consumer spending up but commercial real estate weakening. Additional evidence that strength was returning to the economy included a healthy rise in November durable goods orders and manufacturing activity in December expanding at its fastest pace in more than three years. Sales of existing homes were up solidly in November, although construction spending in November was down slightly. Manufacturing activity expanded in December at its fastest pace in more than three years, while the service sector recorded only modest growth in December. Job losses were significantly higher than expected in December, dashing hopes of a near term turnaround in employment. Employers cut 85,000 jobs in December, while the December unemployment rate held steady at 10.0%. The index of leading economic indicators rose 1.1% from November to December for its ninth straight month of gains, while housing data for December was less favorable with both new and existing home sales declining in December. The decline in home sales in December was in part related to a surge in home sales during the fall, as first-time home buyers raced to take advantage of a tax credit before it expired. Fourth quarter GDP increased at an annual rate of 5.7% (subsequently revised to 5.6%), although much of the growth was tied to companies replenishing low inventories that typically only provides a temporary bump in growth.

RP® Financial, LC.	MARKET AREA
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Manufacturing activity rose for a sixth straight month in January 2010, with the rate of expansion at its highest point since August 2004. Comparatively, service sector activity remained stable in January. Payrolls unexpectedly fell in January with the loss of 20,000 jobs, but the January unemployment rate surprisingly dropped to a five month low of 9.7%. Retail sales were up in January, although consumer confidence fell in February. Sales of existing homes fell in January and orders for durable goods showed weakness in January, underscoring the uneven progress of the U.S. recovery. The manufacturing and service sectors both showed expansion in February, while the February unemployment rate remained unchanged at 9.7%. The February unemployment report showed a loss of 36,000 jobs, which was fewer than expected. New and existing home sales were lower in February compared to January, but retail sales continued to show an increase for February. U.S. manufacturing and nonmanufacturing activity continued to grow in March, while the March unemployment rate held steady at 9.7%. Employers added 162,000 jobs in March, but almost one-third of the jobs came from the government’s hiring for the census. A surge in March retail sales and home construction increasing for a third straight month in March provided evidence that the economic recovery was gaining traction. Other signs of the economy gaining momentum included an increase in March existing home sales and a healthy rise in the March index of leading economic indicators. The initial estimate for first quarter GDP growth showed the economy expanded at an annualized rate of 3.2%.

Positive trends in the economic recovery continued in the second quarter of 2010, as manufacturing activity and retail sales were up in April. The April employment report showed employers added 290,000 jobs, which was more than expected. At the same time, the April unemployment rate increased to 9.9%. Single-family housing starts surged in April, as builders stepped up production ahead of the April 30 deadline for sales qualifying for a federal tax rate. Likewise, sales of existing and new homes showed healthy increases in April, which was also believed in a large part related to home buyers seeking to take advantage of the federal tax credit that was due to expire at the end April. Orders for durable goods rose 2.9% in April, while consumer spending remained flat in April.

RP® Financial, LC.	MARKET AREA
II.5

In terms of interest rate trends during the past few quarters, interest rates eased lower at the start of the third quarter of 2009 as investors shunned risk ahead of second quarter earnings reports. Some economic data showing an improving economy and growing belief that the recession was nearing an end pushed long-term Treasury yields up slightly heading into late-July. The upward trend in interest rates continued into the first week of August, as interest rates edged higher following the better-than-expected employment report for July. Long-term Treasury yields eased lower going into the second half of August, as the Federal Reserve concluded its mid-August meeting leaving its key short-term rate near zero and indicated it would stay there for the foreseeable future. Weaker than expected retail sales for July and a decline in July wholesale prices further contributed to the pull back in interest rates. Long-term Treasury yields reversed course after mid-August on the stronger than expected report for July existing home sales. Interest rates stabilized in late-August and remained relatively stable through most of September, as inflation worries remained low amid high unemployment and slack in the economy. News that consumer confidence fell in September pushed Treasury yields lower at the end of the third quarter.

Mixed economic data and no apparent threat of inflationary pressures supported a stable interest rate environment at the beginning of the fourth quarter of 2009, providing for the continuation of a relatively steep yield curve. Interest rates remained stable through the balance of October, reflecting uncertainty over the sustainability of the economic recovery with consumer confidence declining for the second month in a row. The Federal Reserve concluded its early-November meeting by keeping its target interest rate near zero, which along with the weaker than expected employment report for October sustained a stable interest rate environment into mid-November. Long-term Treasury yields eased lower heading into the second half of November, following comments by the Federal Reserve Chairman that unemployment and troubles in commercial real estate would weigh on the recovery. Long-term Treasury yields dipped in late-November following news of the credit crisis in Dubai. A better than expected jobs report for November moved interest rates higher in early-December. Following the Federal Reserve’s mid-December meeting and decision to hold its target interest rate steady, the spread between short-term and long-term Treasury yields widened further in the final weeks of 2009 as long-term Treasury yields edged higher amid signs that the U.S. economy was improving.

RP® Financial, LC.	MARKET AREA
II.6

Interest rates stabilized at the start of 2010 and then edged lower in heading into the second half of January, reflecting uncertainty on the strength of the recovery. The Federal Reserve’s two day meeting in late-January concluded with no change in its key rate target, but offered a slightly rosier economic outlook in its statement. A rise in January consumer confidence, along with the Federal Reserve’s more upbeat assessment of the economy, provided for a slight upward trend in long-term Treasury yields in late-January. Worries that Greece’s debt woes were spreading across Europe and job losses reflected in the January employment report pushed Treasury yields lower in late-January and into early-February. Some positive economic data regarding home prices and industrial output pushed interest rates higher heading in mid-February. Treasury yields rose in mid-February on the Federal Reserve’s decision to raise the discount rate, spurring thoughts of tighter credit for borrowers in general. Weak economic data and indications from the Federal Reserve that short-term interest rates would remain near zero for at least several months pushed long-term Treasury yields lower at the close of February. Comparatively, long-term Treasury yields eased higher during the first half of March, based on better-than-expected reports for February employment data and retail sales. Interest rates stabilized in mid-March following the Federal Reserve’s mid-March meeting, as the Federal Reserve held its target rate steady and signaled that it would be at least several months before they raise short-term interest rates. Weak demand for an auction of five year Treasury notes and debt worries translated into long-term Treasury yields edging higher at the close of the first quarter.

Signs of the economic recovery gaining traction pushed Treasury yields higher at the start of the second quarter of 2010, with the 10-year Treasury note yield increasing to 4.0% in early-April. Treasury yields eased lower in mid-April and then were relatively stable for the balance of April, as the consumer price index for March indicated that inflation remained muted and the Federal Reserve concluded its late-April meeting with keeping its target interest rate near zero. Investors fled to the safety of U.S. Treasury debt in early-May amid worries about possible ripple effects form Greece’s credit crisis, with the

RP® Financial, LC.	MARKET AREA
II.7

yield on the 10-year Treasury note moving below 3.5% during the first week of May. April’s producer price index reflecting a low level of inflation at the wholesale level and concerns about the U.S. economy on news that mortgage delinquencies hit a record in the first quarter furthered the decline in long-term Treasury yields in mid-May. The downward trend in long-term Treasury yields continued into late-May, as investors moved to the safety of Treasury bonds amid worries about the health of the global economy and growing tensions between North and South Korea. As of May 28, 2010, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.34% and 3.31%, respectively, versus comparable year ago yields of 0.48% and 3.67%. Exhibit II-1 provides historical interest rate trends.

Based on the consensus outlook of 46 economists surveyed by The Wall Street Journal in late-April and early-May of 2010, the economy is expected to expand around 3.2% for 2010 and 2011. GDP growth is not expected to make a significant dent in the unemployment rate, as the surveyed economists on average expected the unemployment rate to only fall to 9.4% by the end of 2010. On average, the respondents said the Federal Reserve would raise its benchmark lending rate to 0.5% at the end of 2010, versus a current rate of between zero and 0.25%.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by SharePlus Federal (see Table 2.1).

The Dallas-Fort Worth MSA is a relatively fast growing area, with an annual population growth rate of 2.5% from 2000 to 2009. Comparatively, Texas and the U.S. showed annual population growth rates of 2.0% and 1.1%, respectively, during the 2000 to 2009 period. The specific counties served by the Bank’s offices ranged in growth from 1.0% in Dallas County to 5.5% in Collin County. Growth in households mirrored the population growth rates, with the rate of household growth in the Dallas-Fort Worth MSA outpacing the national and state averages. Annual household growth rates in the Bank’s market area counties ranged from 0.7% in Dallas County to 5.4% in Collin County, during the 2000 to 2009 period. The primary market area is projected to experience slightly lower population and household growth rates over the next five years, consistent with the comparable growth rate trends projected for Texas and the U.S.

RP® Financial, LC.	MARKET AREA
II.8

Table 2.1

SharePlus Federal Bank

Summary Demographic Data

	Year			Growth Rate
	2000	2009	2014	2000-2009	2009-2014
Population (000)
United States	281,422	309,732	324,063	1.1%	0.9%
Texas	20,852	24,896	27,200	2.0%	1.8%
Dallas-Fort Worth, TX MSA	5,162	6,437	7,206	2.5%	2.3%
Dallas County	2,219	2,426	2,520	1.0%	0.8%
Collin County	492	795	1,001	5.5%	4.7%

Households (000)
United States	105,480	116,523	122,109	1.1%	0.9%
Texas	7,393	8,738	9,535	1.9%	1.8%
Dallas-Fort Worth, TX MSA	1,881	2,294	2,559	2.2%	2.2%
Dallas County	808	859	886	0.7%	0.6%
Collin County	182	291	367	5.4%	4.7%

Median Household Income ($)
United States	$42,164	$54,719	$56,938	2.9%	0.8%
Texas	39,928	52,382	54,495	3.1%	0.8%
Dallas-Fort Worth, TX MSA	47,789	63,485	65,984	3.2%	0.8%
Dallas County	43,561	57,728	61,050	3.2%	1.1%
Collin County	70,331	97,234	102,878	3.7%	1.1%

Per Capita Income ($)
United States	$21,587	$27,277	$28,494	2.6%	0.9%
Texas	19,617	24,551	25,586	2.5%	0.8%
Dallas-Fort Worth, TX MSA	23,645	29,848	31,330	2.6%	1.0%
Dallas County	22,603	26,811	27,649	1.9%	0.6%
Collin County	33,345	45,601	47,949	3.5%	1.0%

2009 HH Income Dist. (%)	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000 +
United States	20.9%	24.5%	35.3%	19.3%
Texas	22.3%	25.0%	34.3%	18.4%
Dallas-Fort Worth, TX MSA	15.3%	22.7%	36.6%	25.4%
Dallas County	17.6%	25.8%	36.9%	19.8%
Collin County	7.2%	14.5%	29.4%	48.9%

Source: SNL Financial.

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II.9

Income levels in the market area reflect relatively high income levels for the Dallas-Fort Worth MSA and particularly for Collin County. Specifically, the Bank’s market area counties median household income levels ranged from $57,728 in Dallas County to $97,234 in Collin County. Notably, the median household income measures for both of the market area counties were higher than the U.S. and state measures. The relative affluence of the Dallas-Fort Worth MSA market is supported by a high level of economic activity, as the Dallas-Fort Worth MSA serves as the economic hub of North Texas. Household income distribution measures further underscore the relative affluence of the Dallas-Fort Worth MSA market and, in particular, Collin County, where the Bank is headquartered.

Local Economy

The Dallas-Forth Worth MSA has a mature and diverse employment base, closely resembling the United States. The region has the largest, most educated workforce in the state of Texas with 2.9 million people employed in 117,566 firms. The city of Dallas is the anchor city of the Dallas-Fort Worth MSA, with Dallas and its suburbs having one of the highest concentrations of corporate headquarters in the United States. Specifically, the city of Plano is home to various corporate headquarters, including Frito-Lay, Inc. The Dallas-Fort Worth MSA also contains the largest information technology (“IT”) industry base in the state (often referred to as Silicone Prairie), with companies such as Texas Instruments, Electronic Data Systems, Perot Systems, i2, AT&T, and Verizon maintaining a corporate presence in and around Dallas. On the other end of the business spectrum, and on the other side of the Dallas-Fort Worth MSA, the Texas farming and ranching industry is based in Fort Worth. The largest employer in the Dallas-Fort Worth MSA is the AMR Corporation, which is the parent company of American Airlines. Several major defense manufacturers, including Lockheed Martin, Bell Helicopter Textron, and Raytheon, also maintain significant operations in the Dallas-Fort Worth MSA. ExxonMobil, the number one corporation on the Fortune 500, is headquartered in Irving, Texas, within Dallas County. In total there are 25 Fortune 500 companies headquartered in the region. Most recently, AT&T relocated its headquarters to Dallas from San Antonio.

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II.10

Employment in services, wholesale and retail trade and FIRE constitute the basis of the local economy. The Dallas-Fort Worth MSA and Texas both have their highest percentage of employment in services. The majority of the services in the Dallas-Fort Worth MSA are health care related services, as the area is home to over 100 hospitals, with more than 17,000 beds, and nearly 12,800 physicians, practicing a total of 175 specialties. The Dallas region is an international medical center for burns and trauma care and a leading transplant center for the Southwest region of the U.S. The area also has the largest single-site baby delivery facility in the nation. Table 2.2 shows employment by employment sector for the Dallas-Fort Worth MSA, as well as for the state of Texas.

Table 2.2

Primary Market Area Employment Sectors

(Percent of Labor Force)(1)

Employment Sectors	Texas	Dallas-Fort Worth MSA
Services	38.0%	39.5%
Wholesale/Ret. Trade	14.6	15.3
Government	13.3	9.8
Fin. Ins. Real Estate	9.4	11.6
Construction	7.2	6.6
Manufacturing	7.0	8.0
Transportation/Utility	4.1	4.6
Mining	2.2	1.1
Farming	2.0	0.6
Other	2.2	2.9
Total	100.0%	100.0%

(1)	As of 2007.

Source: REIS DataSource.

Unemployment Trends

Comparative unemployment rates for Texas, the regional area, as well as for the U.S., are shown in Table 2.3. March 2010 unemployment rates for both of the primary market area counties, the Dallas-Fort Worth MSA, and Texas were below the March 2010 unemployment rate for the U.S. of 9.7%. March 2010 unemployment rates for Dallas

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II.11

County and the Dallas-Fort Worth MSA of 8.8% and 8.3%, respectively, were slightly above the statewide unemployment rate of 8.2%, while Collin County reported a March 2010 unemployment rate of 7.5%. March 2010 unemployment rates for all the primary market area counties and the Dallas-Fort Worth MSA were higher compared to a year ago, which was consistent with the national and state unemployment rate trends.

Table 2.3

SharePlus Federal Bank

Unemployment Trends (1)

Region	March 2009 Unemployment	March 2010 Unemployment
United States	8.6%	9.7%
Texas	7.0	8.2
Dallas-Fort Worth MSA	7.3	8.3
Collin County	7.1	7.5
Dallas County	7.8	8.8

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Bank’s retail deposit base is closely tied to the economic fortunes of the Dallas-Fort Worth MSA and, in particular, the markets that are nearby to one of SharePlus Federal’s office locations. Table 2.4 displays deposit market trends from June 30, 2006 through June 30, 2009 for the branches that were maintained by the Bank during that period. Additional data is also presented for the state of Texas. The data indicates that Dallas County’s larger population base translated into a significantly higher balance of total bank and thrift deposits compared to Collin County, while Collin County’s relatively strong population growth translated into a higher deposit growth rate for bank and thrift deposits. Consistent with the state of Texas, commercial banks maintained a larger market share of deposits than savings institutions in both of the primary market area counties of Texas, as well as in Orange County, California and Jefferson County, Kentucky. For the three year period covered in Table 2.4 deposit market share for savings institutions decreased in all four counties where the Bank maintains branches.

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II.12

Table 2.4

SharePlus Federal Bank

Deposit Summary

	As of June 30,
	2006			2009			Deposit
	Deposits	Market Share	Number of Branches	Deposits	Market Share	No. of Branches	Growth Rate 2006-2009
	(Dollars In Thousands)						(%)
Deposit Summary
State of Texas	$402,477,836	100.0%	6,259	$472,317,492	100.0%	6,948	5.5%
Commercial Banks	351,533,673	87.3%	5,673	415,212,284	87.9%	6,634	5.7%
Savings Institutions	50,944,163	12.7%	586	57,105,208	12.1%	314	3.9%

Collin County	$8,712,267	100.0%	230	$12,054,876	100.0%	266	11.4%
Commercial Banks	7,216,770	82.8%	191	10,604,964	88.0%	242	13.7%
Savings Institutions	1,495,497	17.2%	39	1,449,912	12.0%	24	-1.0%
SharePlus Federal	107,531	1.2%	3	121,061	1.0%	3	4.0%

Dallas County	$66,503,651	710.5%	656	$88,731,128	100.0%	704	10.1%
Commercial Banks	61,210,339	702.6%	561	83,562,130	94.2%	657	10.9%
Savings Institutions	5,293,312	8.0%	95	5,168,998	5.8%	47	-0.8%
SharePlus Federal	21,375	0.0%	2	25,758	0.0%	2	6.4%

Orange County, CA	$66,250,102	100.0%	651	$72,122,170	100.0%	719	2.9%
Commercial Banks	46,489,570	70.2%	472	68,801,670	95.4%	682	14.0%
Savings Institutions	19,760,532	29.8%	179	3,320,500	4.6%	37	-44.8%
SharePlus Federal	4,847	0.0%	1	7,373	0.0%	1	15.0%

Jefferson County, KY	$14,804,672	100.0%	279	$16,362,706	100.0%	297	3.4%
Commercial Banks	14,687,985	99.2%	276	16,291,298	99.6%	292	3.5%
Savings Institutions	116,687	0.8%	3	71,408	0.4%	5	-15.1%
SharePlus Federal	12,705	0.1%	2	17,259	0.1%	2	10.8%

Source: FDIC.

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II.13

SharePlus Federal maintains its largest balance of deposits and largest deposit market share in Collin County, where the Bank has its headquarters office and largest branch network. The Bank’s deposits ranged from $7.4 million in Orange County, California to $121.1 million in Collin County and the Bank’s deposit market share ranged from 0.0% in Dallas County and Orange County to 1.0% in Collin County. During the three year period covered in Table 2.4 SharePlus Federal added deposits in all four of the counties where its branches are located, but did not increase its deposit market share in any of the counties where its branches are located.

As implied by the Bank’s very low market shares of deposits, competition among financial institutions in the Bank’s market area is significant. Among the Bank’s competitors are much larger and more diversified institutions, which have greater resources than maintained by SharePlus Federal. Financial institution competitors in the Bank’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. Table 2.5 lists the Bank’s largest competitors in the counties currently served by its branches, based on deposit market share as noted parenthetically.

Table 2.5

SharePlus Federal Bank

Market Area Deposit Competitors

Location	Name
Collin County, TX	JPMorgan Chase Bank, NA (14.4%)
Bank of America, NA (13.6%)
Viewpoint Bank (9.3%)
SharePlus (1.0%) - Rank of 23

Dallas County, TX	Bank of America, NA (38.7%)
JPMorgan Chase Bank, NA (23.1%)
Wells Fargo Bank NA (3.7%)
SharePlus (0.0%) - Rank of 89

Orange County, CA	Bank of America, NA (22.5%)
Wells Fargo Bank NA (15.2%)
JPMorgan Chase Bank, NA (8.5%)
SharePlus (0.0%) - Rank of 97

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II.14

Table 2.5 (continued)

SharePlus Federal Bank

Market Area Deposit Competitors

Location	Name
Jefferson County, KY	National City Bank (20.8%)
JPMorgan Chase Bank, NA (13.5%)
Fifth Third Bank (12.3%)
SharePlus (0.1%) - Rank of 24

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of SharePlus Federal’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of SharePlus Federal is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to SharePlus Federal, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

are approximately 144 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since SharePlus Federal will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. It should be noted that there are only two publicly-traded thrifts in the Southwest region of the U.S., neither of which were considered to be appropriate for inclusion in SharePlus Federal’s Peer Group: OmniAmerican Bancorp, Inc. of Texas – a $1.1 billion institution which was excluded due to its status as a recent conversion with a conversion date of January 21, 2010; and ViewPoint Financial MHC of Texas – a $2.5 billion institution which was excluded based on its MHC form of ownership and pending second-step conversion. Accordingly, in the selection process for SharePlus Federal’s Peer Group, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Southeast institutions with assets between $150 million and $650 million, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings. Four companies met the criteria for Screen #1 and three were included in the Peer Group: Community Financial Corp. of Virginia, First Advantage Bancorp of Tennessee and Louisiana Bancorp, Inc. of Louisiana. Athens Bancshares, Inc. of Tennessee was excluded from consideration for the Peer Group, as the result of its recent conversion status. Athens Bancshares completed its conversion on January 7, 2010. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Southeast thrifts.

•

Screen #2 Midwest institutions with assets between $150 million and $650 million, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings. Eight companies met the criteria for Screen #2 and seven were included in the Peer Group: Citizens Community Bancorp, Inc. of Wisconsin, FFD Financial Corp. of Ohio, First Capital, Inc. of Indiana, First Savings Financial Group of Indiana, North Central Bancshares of Iowa, River Valley Bancorp of Indiana and Wayne Savings Bancshares of Ohio. LSB Financial Corp. of Indiana was excluded from the Peer Group, due to its relatively high level of non-performing assets which equaled 5.1% of assets. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Peoples Federal Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of SharePlus Federal’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to SharePlus Federal’s characteristics is detailed below.

•

Citizens Community Bancorp, Inc. of Wisconsin. Selected due to similar interest-earning asset composition, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets, lending diversification emphasis on consumer loans and comparable ratio of non-performing assets/assets.

•

Community Financial Corp. of Virginia. Selected due to similar interest-bearing funding composition, comparable net interest margin and similar earnings contribution from non-interest operating income.

•	FFD Financial Corp. of Ohio. Selected due to comparable asset size and similar interest-bearing funding composition.

•	First Advantage Bancorp of Tennessee. Selected due to relatively high equity-to-assets ratio, similar interest-earning asset composition and relatively high level of operating expenses.

•

First Capital, Inc. of Indiana. Selected due to similar interest-earning asset composition, similar interest-bearing funding composition, similar earnings contribution from non-interest operating income and comparable ratios for non-performing assets/assets and non-performing loans/loans.

•

First Savings Financial Group of Indiana. Selected due to comparable size of branch network, similar interest-earning asset composition, comparable net interest margin and relatively high level of operating expenses.

•	Louisiana Bancorp, Inc. of Louisiana. Selected due to relatively high equity-to-assets ratio and comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

Table 3.1

Peer Group of Publicly-Traded Thrifts

May 28, 2010

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(1)	Total Assets(2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)
CZWI	Citizens Community Bancorp Inc. of WI	NASDAQ	Eau Claire, WI	Thrift	$577		27	09-30	11/06	$4.13	$21
CFFC	Community Financial Corp. of VA	NASDAQ	Staunton, VA	Thrift	$541	D	11	03-31	03/88	$4.25	$19
FSFG	First Savings Financial Group of IN	NASDAQ	Clarksville, IN	Thrift	$494		7	09-30	12/08	$13.45	$32
FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, In	Thrift	$463		13	12-31	01/99	$14.85	$41
FFFD	North Central Bancshares of IA	NASDAQ	Fort Dodge, IA	Thrift	$452		11	12-31	03/96	$17.60	$24
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	$406		11	03-31	01/03	$8.25	$25
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	$395		9	12-31	12/96	$14.00	$21
FABK	First Advantage Bancorp of TN	NASDAQ	Clarksville, TN	Thrift	$345		5	12-31	11/07	$10.82	$47
LABC	Louisiana Bancorp, Inc. of LA	NASDAQ	Metairie, LA	Thrift	$327		3	12-31	07/07	$14.57	$67
FFDF	FFD Financial Corp. of Dover OH	NASDAQ	Dover, OH	Thrift	$199		5	06-30	04/96	$15.00	$15

NOTES:	(1) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
(2) Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•

North Central Bancshares of Iowa. Selected due to relatively high levels of non-interest operating income and operating expenses and relatively high concentration of 1-4 family loans as a percent of assets.

•

River Valley Bancorp of Indiana. Selected due to comparable size of branch network, similar interest-earning asset composition, similar earnings contribution from non-interest operating income and comparable ratios for non-performing assets/assets and non-performing loans/loans.

•

Wayne Savings Bancshares of Ohio. Selected due to similar interest-bearing funding composition, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets and comparable ratio of non-performing assets/assets.

In aggregate, the Peer Group companies maintained a slightly higher level of tangible equity than the industry average (11.4% of assets versus 10.7% for all public companies), generated higher core earnings as a percent of average assets (0.39% core ROAA versus a net loss of 0.23% for all public companies), and earned a higher core ROE (3.58% core ROE versus negative 0.77% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,006	$420
Market capitalization ($Mil)	$347	$31
Tangible equity/assets (%)	10.70%	11.40%
Core return on average assets (%)	(0.23)	0.39
Core return on average equity (%)	(0.77)	3.58

Pricing Ratios (Averages)(1)
Price core/earnings (×)	16.60 ×	15.83 ×
Price/tangible book (%)	85.20%	72.27%
Price/assets (%)	8.54	8.10

(1)	Based on market prices as of May 28, 2010.

Ideally, the Peer Group companies would be comparable to SharePlus Federal in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to SharePlus Federal, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for SharePlus Federal and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group’s ratios reflect balances as of March 31, 2010, unless indicated otherwise for the Peer Group companies. SharePlus Federal’s equity-to-assets ratio of 7.5% was below the Peer Group’s average net worth ratio of 11.9%. However, the Bank’s pro forma capital position will increase with the addition of stock proceeds, providing the Bank with an equity-to-assets ratio that will be comparable to the Peer Group’s ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 7.5% and 11.4%, respectively. The increase in SharePlus Federal’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both SharePlus Federal’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group’s ratios currently exceeding the Bank’s ratios. On a pro forma basis, the Bank’s regulatory ratios can be expected to be more consistent with the comparable ratios for the Peer Group.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both SharePlus Federal and the Peer Group. The Bank’s loans-to-assets ratio of 73.6% approximated the comparable Peer Group ratio of 72.4%. Likewise, the Bank’s cash and investments-to-assets ratio of 22.2% was similar to the comparable ratio for the Peer Group of 22.4%. Overall, SharePlus Federal’s interest-earning assets amounted to 95.8% of assets, which was slightly above the comparable Peer Group ratio of 94.8%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 0.9% of assets and goodwill/intangibles equal to 0.5% of assets, while the Bank maintained zero balances for BOLI and goodwill and intangibles.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2010

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth
SharePlus Federal Bank
March 31, 2010		15.6%	6.6%	0.0%	73.6%	84.6%	7.0%	0.0%	7.5%	0.0%	7.5%

All Public Companies
Averages		5.2%	20.5%	1.4%	67.9%	71.9%	15.0%	0.5%	11.6%	0.9%	10.7%
Medians		4.2%	18.1%	1.4%	68.8%	72.3%	12.9%	0.0%	10.2%	0.1%	9.5%

State of TX
Averages		2.3%	28.1%	0.0%	62.5%	70.8%	10.4%	0.0%	18.0%	0.0%	18.0%
Medians		2.3%	28.1%	0.0%	62.5%	70.8%	10.4%	0.0%	18.0%	0.0%	18.0%

Comparable Group
Averages		3.5%	18.9%	0.9%	72.4%	72.8%	14.3%	0.2%	11.9%	0.5%	11.4%
Medians		2.8%	19.9%	1.1%	70.5%	73.8%	15.5%	0.0%	9.9%	0.0%	9.0%

Comparable Group
CZWI	Citizens Community Bancorp Inc. of WI	6.9%	9.4%	0.0%	78.3%	72.4%	17.3%	0.0%	9.6%	1.1%	8.5%
CFFC	Community Financial Corp. of VA (1)	1.0%	1.5%	1.2%	91.8%	74.3%	16.1%	0.0%	9.0%	0.0%	9.0%
FFDF	FFD Financial Corp. of Dover OH	3.0%	5.4%	0.0%	88.6%	82.4%	7.6%	0.0%	9.1%	0.0%	9.1%
FABK	First Advantage Bancorp of TN	2.1%	26.5%	0.1%	66.4%	63.0%	15.6%	0.0%	20.0%	0.0%	20.0%
FCAP	First Capital, Inc. of IN	4.4%	22.7%	1.2%	66.6%	82.7%	6.6%	0.0%	10.2%	1.2%	9.0%
FSFG	First Savings Financial Group of IN	2.7%	19.0%	1.1%	71.8%	73.3%	15.3%	0.0%	10.9%	1.7%	9.2%
LABC	Louisiana Bancorp, Inc. of LA	2.0%	46.0%	0.0%	50.3%	55.9%	21.1%	0.0%	22.0%	0.0%	22.0%
FFFD	North Central Bancshares of IA	6.0%	7.3%	1.2%	80.2%	75.6%	12.7%	0.0%	10.8%	0.0%	10.8%
RIVR	River Valley Bancorp of IN	4.8%	20.8%	2.1%	69.2%	71.4%	18.0%	1.8%	7.9%	0.0%	7.9%
WAYN	Wayne Savings Bancshares of OH	2.4%	30.9%	1.7%	60.8%	76.8%	13.0%	0.0%	9.1%	0.5%	8.6%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
SharePlus Federal Bank
March 31, 2010		14.72%	142.49%	1.09%	27.18%	-41.54%	1.11%	1.11%	7.38%	7.38%	13.24%

All Public Companies
Averages		4.01%	12.58%	1.40%	9.72%	-15.73%	1.81%	2.28%	10.62%	10.52%	17.33%
Medians		2.49%	7.98%	-0.52%	7.34%	-13.37%	1.26%	1.52%	9.45%	9.37%	14.48%

State of TX
Averages		17.73%	86.42%	-3.23%	5.69%	-46.36%	NM	NM	14.77%	14.77%	23.23%
Medians		17.73%	86.42%	-3.23%	5.69%	-46.36%	0.00%	0.00%	14.77%	14.77%	23.23%

Comparable Group
Averages		13.81%	10.51%	17.08%	18.83%	-14.05%	2.08%	0.46%	10.19%	10.19%	16.07%
Medians		2.98%	5.48%	8.03%	8.35%	-13.37%	2.40%	0.16%	9.08%	9.08%	13.90%

Comparable Group
CZWI	Citizens Community Bancorp Inc. of WI	13.64%	8.99%	13.22%	21.98%	0.48%	-10.55%	-11.26%	9.50%	9.50%	10.20%
CFFC	Community Financial Corp. of VA (1)	6.50%	-4.92%	5.94%	12.52%	-13.37%	3.32%	3.32%	8.92%	8.92%	10.35%
FFDF	FFD Financial Corp. of Dover OH	5.69%	-30.33%	10.12%	8.11%	-12.33%	1.49%	1.49%	9.10%	9.10%	12.00%
FABK	First Advantage Bancorp of TN	0.75%	-30.43%	24.67%	9.00%	-22.54%	-3.28%	-3.28%	13.25%	13.25%	19.13%
FCAP	First Capital, Inc. of IN	1.92%	14.46%	-2.99%	8.28%	-38.70%	-1.18%	-1.17%	8.80%	8.80%	14.48%
FSFG	First Savings Financial Group of IN	108.68%	135.45%	97.20%	114.15%	NM	4.11%	-12.22%	7.76%	7.76%	11.74%
LABC	Louisiana Bancorp, Inc. of LA	3.08%	-18.65%	36.15%	8.42%	7.99%	-11.26%	-11.26%	17.48%	17.48%	39.39%
FFFD	North Central Bancshares of IA	-5.46%	7.16%	-8.10%	-2.39%	-26.13%	5.28%	5.28%	9.98%	9.98%	15.62%
RIVR	River Valley Bancorp of IN	2.88%	19.60%	-2.52%	7.43%	-16.09%	25.35%	25.38%	9.05%	9.05%	13.98%
WAYN	Wayne Savings Bancshares of OH	0.40%	3.80%	-2.88%	0.78%	-5.70%	7.50%	8.30%	8.07%	8.07%	13.82%

(1)	Financial information is for the quarter ending December 31, 2009.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

SharePlus Federal’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 84.6% of assets, which was above the Peer Group’s ratio of 72.8%. Comparatively, the Bank maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 7.0% and 14.5% for SharePlus Federal and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 91.6% and 87.3%, respectively, with the Peer Group’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 104.6% and 108.6%, respectively. The additional capital realized from stock proceeds should serve to provide SharePlus Federal with an IEA/IBL ratio that is fairly comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. SharePlus Federal’s growth rates are annualized growth rates for the fifteen months ended March 31, 2010, while the Peer Group’s growth rates are based on annual growth for the twelve months ended March 31, 2010 or the most recent twelve month period available. SharePlus Federal recorded asset growth of 14.7%, which exceeded the Peer Group’s asset growth rate of 13.8%. The Peer Group’s asset growth was in large part supported by acquisition related growth, as Citizens Community Bancorp and First Savings Financial Group completed branch or whole institution acquisitions during the period. Notably, the Peer Group’s median asset growth rate equaled 3.0%. Asset growth for SharePlus Federal was largely sustained through a 142.5% increase in cash and investments and, to a lesser extent, a 1.1% increase in loans. Asset growth for the Peer Group was sustained largely by a 17.1% increase in loans and supplemented with a 10.5% increase in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Asset growth for SharePlus Federal was funded with a 27.2% increase in deposits, which funded a 41.5% reduction in borrowings as well. Similarly, deposit growth of 18.8% funded the Peer Group’s asset growth, as well as a 14.1% decrease in borrowings. The Bank’s capital increased at an annualized rate of 1.1% during the fifteen month period, versus a 2.1% capital growth rate posted by the Peer Group. The Bank’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group. The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2010, unless otherwise indicated for the Peer Group companies. SharePlus Federal and the Peer Group reported net income to average assets ratios of 0.02% and 0.35%, respectively. The Peer Group’s higher return was supported by lower levels of loan loss provisions and operating expenses, which was partially offset by the Bank’s higher ratios for net interest income, non-interest operating income and net gains.

The Bank’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Peer Group’s higher interest income ratio. The Peer Group’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (5.43% versus 5.04% for the Bank), which was partially offset by the higher level of interest-earning assets maintained by the Bank. Likewise, the Bank’s lower interest expense ratio was supported by maintaining a lower cost of funds (1.28% versus 2.16% for the Peer Group), which was partially offset by the lower level of interest-bearing liabilities maintained by the Peer Group. Overall, SharePlus Federal and the Peer Group reported net interest income to average assets ratios of 3.61% and 3.29%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2010

			Net Interest Income					Other Income				G&A/ Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld- Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
SharePlus Federal Bank
March 31, 2010		0.02%	4.77%	1.15%	3.61%	0.74%	2.88%	0.00%	0.00%	0.83%	0.83%	3.89%	0.00%	0.22%	0.00%	5.04%	1.28%	3.76%	$3,851	65.38%

All Public Companies
Averages		-0.12%	4.83%	1.89%	2.94%	0.93%	2.02%	0.03%	-0.07%	0.81%	0.77%	2.72%	0.09%	-0.04%	0.03%	5.15%	2.17%	2.98%	$6,094	31.66%
Medians		0.25%	4.86%	1.83%	2.98%	0.48%	2.29%	0.00%	-0.01%	0.57%	0.55%	2.63%	0.00%	0.00%	0.00%	5.13%	2.15%	3.01%	$4,858	32.02%

State of TX
Averages		0.19%	4.72%	1.24%	3.48%	0.29%	3.19%	0.00%	0.00%	1.01%	1.01%	4.06%	0.00%	0.14%	0.00%	5.08%	1.44%	3.64%	$3,320	30.96%
Medians		0.19%	4.72%	1.25%	3.48%	0.29%	3.19%	0.00%	0.00%	1.01%	1.01%	4.06%	0.00%	0.14%	0.00%	5.08%	1.44%	3.64%	$3,320	30.96%

Comparable Group
Averages		0.35%	5.16%	1.87%	3.29%	0.52%	2.78%	0.01%	-0.01%	0.64%	0.64%	2.78%	0.01%	-0.11%	0.00%	5.43%	2.16%	3.27%	$3,832	28.22%
Medians		0.48%	5.10%	1.82%	3.27%	0.47%	2.92%	0.00%	0.00%	0.57%	0.54%	2.78%	0.00%	0.03%	0.00%	5.35%	2.22%	3.35%	$3,687	31.45%

Comparable Group
CZWI	Citizens Community Bancorp Inc. of WI	-0.64%	5.83%	2.36%	3.47%	0.52%	2.95%	0.07%	0.00%	0.36%	0.43%	2.79%	0.06%	-1.55%	0.00%	6.14%	2.66%	3.48%	$2,943	41.39%
CFFC	Community Financial Corp. of VA (1)	0.41%	5.29%	1.71%	3.58%	0.94%	2.64%	0.05%	0.00%	0.72%	0.77%	2.67%	0.00%	-0.05%	0.00%	5.58%	1.90%	3.69%	NM	34.21%
FFDF	FFD Financial Corp. of Dover OH	0.48%	5.28%	2.00%	3.29%	0.20%	3.09%	0.00%	-0.02%	0.31%	0.29%	2.77%	0.00%	0.17%	0.00%	5.43%	2.23%	3.21%	$3,687	32.49%
FABK	First Advantage Bancorp of TN	0.15%	4.99%	1.74%	3.25%	0.27%	2.98%	0.00%	-0.01%	0.46%	0.46%	3.24%	0.00%	0.03%	0.00%	5.25%	2.21%	3.04%	$4,153	31.45%
FCAP	First Capital, Inc. of IN	0.21%	4.94%	1.68%	3.26%	0.95%	2.31%	0.00%	0.00%	0.68%	0.68%	2.86%	0.02%	0.07%	0.00%	5.26%	1.89%	3.37%	$3,377	NM
FSFG	First Savings Financial Group of IN	0.51%	5.09%	1.35%	3.74%	0.42%	3.32%	0.00%	-0.02%	0.57%	0.55%	3.00%	0.04%	-0.04%	0.00%	5.43%	1.57%	3.86%	$3,481	18.48%
LABC	Louisiana Bancorp, Inc. of LA	0.73%	5.12%	1.90%	3.22%	0.10%	3.12%	0.00%	0.00%	0.15%	0.15%	2.16%	0.00%	0.07%	0.00%	5.19%	2.52%	2.67%	$4,947	34.80%
FFFD	North Central Bancshares of IA	0.66%	5.27%	2.02%	3.25%	0.67%	2.57%	0.00%	-0.05%	1.78%	1.73%	3.32%	0.00%	0.03%	0.00%	5.61%	2.28%	3.33%	$3,454	30.53%
RIVR	River Valley Bancorp of IN	0.48%	4.88%	2.29%	2.59%	0.68%	1.91%	0.00%	0.00%	0.82%	0.82%	2.32%	0.00%	0.18%	0.00%	5.15%	2.49%	2.66%	$4,650	10.70%
WAYN	Wayne Savings Bancshares of OH	0.55%	4.94%	1.65%	3.29%	0.41%	2.89%	0.00%	-0.04%	0.57%	0.52%	2.66%	0.02%	0.03%	0.00%	5.21%	1.83%	3.38%	$3,795	19.97%

(1)	Financial information is for the quarter ending December 31, 2009.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

In another key area of core earnings strength, the Bank maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 3.89% and 2.79%, respectively. The Bank’s higher operating expense ratio reflects the higher staffing needs associated with servicing a deposit base with a relatively higher concentration of core deposits, particularly with respect to the large number of low balance checking accounts that are serviced by the Bank. The Bank’s higher operating expense ratio reflects additional personnel and other infrastructure recently put into place to facilitate planned growth strategies. Notwithstanding, the Bank’s higher operating expense ratio, the Bank’s ratio for assets per full time equivalent employee of $3.9 million approximated the comparable Peer Group ratio of $3.8 million. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, SharePlus Federal’s capacity to leverage operating expenses will increase and be more consistent with the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were more favorable than the Bank’s. Expense coverage ratios posted by SharePlus Federal and the Peer Group equaled 0.93x and 1.18x, respectively.

Sources of non-interest operating income provided a larger contribution to the Bank’s earnings, with such income amounting to 0.83% and 0.64% of SharePlus Federal’s and the Peer Group’s average assets, respectively. Taking non-interest

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

operating income into account in comparing the Bank’s and the Peer Group’s earnings, SharePlus Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 87.6% was less favorable than the Peer Group’s efficiency ratio of 70.7%.

Loan loss provisions had a larger impact on the Bank’s earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.74% and 0.52% of average assets, respectively. The higher level of loan provisions established by the Bank was consistent with its higher ratio of non-performing loans as a percent of loans see Table 3.6).

Net gains and losses realized from the sale of assets and other non-operating items equaled net gains of 0.22% of average assets for the Bank and a net loss equal to 0.11% of average assets for the Peer Group. Net gains recorded by the Bank consisted primarily of gains on the sale of loans and a limited amount of gains on the sale of investment securities. To the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.

Taxes had a more significant impact on the Bank’s earnings, as SharePlus Federal and the Peer Group posted effective tax rates of 65.38% and 28.22%, respectively. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 38.0%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group (58.3% of assets versus 45.9% for the Peer Group). The Bank maintained a higher

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2010

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
SharePlus Federal Bank		4.13%	54.12%	5.17%	5.17%	0.49%	9.29%	59.09%	$0	$0

All Public Companies
Averages		12.17%	35.01%	5.05%	22.17%	4.56%	2.28%	65.31%	$606,479	$5,873
Medians		10.58%	35.32%	3.90%	21.65%	3.39%	0.61%	65.20%	$45,390	$140

State of TX
Averages		23.12%	25.94%	5.70%	6.59%	5.27%	19.66%	66.07%	$113,600	$1,245
Medians		23.12%	25.94%	5.70%	6.59%	5.27%	19.66%	66.08%	$113,600	$1,245

Comparable Group
Averages		10.61%	35.27%	4.96%	21.61%	5.06%	6.18%	66.66%	$35,013	$208
Medians		7.71%	34.97%	3.17%	21.18%	5.37%	3.36%	68.81%	$4,490	$2

Comparable Group
CZWI	Citizens Community Bancorp Inc. of WI	8.34%	44.10%	0.00%	0.03%	0.00%	34.40%	95.55%	$0	$0
CFFC	Community Financial Corp. of VA (1)	0.00%	35.60%	15.77%	24.54%	9.48%	8.22%	85.86%	$6,140	$0
FFDF	FFD Financial Corp. of Dover OH	0.14%	33.06%	0.82%	42.50%	9.90%	3.01%	81.25%	$92,250	$604
FABK	First Advantage Bancorp of TN	18.21%	18.20%	14.01%	27.00%	6.95%	0.99%	68.33%	$0	$0
FCAP	First Capital, Inc. of IN	5.34%	37.15%	4.40%	14.89%	5.36%	5.12%	62.83%	$310	$1
FSFG	First Savings Financial Group of IN	8.21%	42.04%	4.80%	15.71%	5.38%	4.50%	28.24%	$540	$0
LABC	Louisiana Bancorp, Inc. of LA	31.98%	32.06%	0.35%	17.81%	0.14%	0.34%	44.25%	$2,840	$2
FFFD	North Central Bancshares of IA	2.83%	44.84%	1.94%	30.16%	0.46%	3.71%	69.28%	$125,440	$704
RIVR	River Valley Bancorp of IN	7.20%	31.34%	7.32%	25.84%	4.21%	0.96%	70.51%	$91,890	$501
WAYN	Wayne Savings Bancshares of OH	23.87%	34.34%	0.20%	17.61%	8.69%	0.58%	60.53%	$30,720	$265

(1)	Financial information is for the quarter ending December 31, 2009.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

concentration of 1-4 family permanent mortgage loans, while the Peer Group maintained a higher concentration of mortgage-backed securities. The Bank does not maintain a balance of loans serviced for others, while the Peer Group’s average balance of loans serviced for others equaled $35.0 million or 8.3% of assets. The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles.

Diversification into higher yielding and higher risk types of loans was more significant for the Peer Group. Consumer loans constituted the most significant area of lending diversification for the Bank (9.3% of assets), followed by construction/land loans (5.2% of assets) and commercial real estate loans (5.2% of assets). Comparatively, commercial real estate loans comprised the most significant area of lending diversification for the Peer Group (21.6% of assets), followed by consumer loans (6.2% of assets), commercial business loans (5.1% of assets) and construction/land loans (5.0% of assets). Overall, the Peer Group’s greater diversification into higher risk types of lending, translated into a slightly higher risk weighted assets-to-assets ratio than maintained by the Bank. The Peer Group’s risk weighted assets-to-assets ratio equaled 66.7%, versus a comparable ratio of 59.1% for SharePlus Federal.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, SharePlus Federal’s interest rate risk characteristics were generally considered to be less favorable than the Peer Group’s measures. Most notably, the Bank’s tangible equity-to-assets ratio and IEA/IBL ratio were below the comparable Peer Group ratios. However, the Bank’s slightly lower ratio of non-interest earning assets as a percent of assets represented a positive consideration for balance sheet interest rate risk. On a pro forma basis, the infusion of stock proceeds should serve to address the current comparative advantages comparative advantages reflected in the Peer Group’s balance sheet interest rate risk characteristics.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2010 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
Institution		Equity/ Assets	IEA/ IBL		3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
SharePlus Federal Bank		7.5%	104.6%	4.2%	14	25	-4	-23	18	9

All Public Companies		10.6%	106.6%	6.3%	5	7	8	1	-4	-1
State of TX		18.0%	114.5%	7.1%	19	-19	NA	NA	NA	NA

Comparable Group
Averages		11.4%	109.1%	5.1%	11	3	12	6	-4	-2
Medians		9.1%	105.5%	5.6%	11	6	10	6	-3	-2

Comparable Group
CZWI	Citizens Community Bancorp Inc. of WI	8.5%	105.5%	5.4%	26	18	6	23	6	4
CFFC	Community Financial Corp. of VA (1)	9.0%	104.2%	5.7%	NA	-7	42	16	2	-5
FFDF	FFD Financial Corp. of Dover OH	9.1%	107.8%	3.0%	31	-3	1	0	-37	-15
FABK	First Advantage Bancorp of TN	20.0%	120.8%	5.0%	16	17	18	-7	-15	-24
FCAP	First Capital, Inc. of IN	9.0%	104.9%	6.3%	37	-20	8	-6	-5	-20
FSFG	First Savings Financial Group of IN	9.2%	105.4%	6.6%	2	NA	NA	20	12	42
LABC	Louisiana Bancorp, Inc. of LA	22.0%	127.6%	1.8%	-3	3	-10	-6	-4	-1
FFFD	North Central Bancshares of IA	10.8%	105.8%	6.5%	-3	6	21	22	8	1
RIVR	River Valley Bancorp of IN	7.9%	103.9%	5.2%	11	6	10	-14	-7	-2
WAYN	Wayne Savings Bancshares of OH	8.6%	104.8%	5.8%	-19	11	10	11	-1	3

(1)	Financial information is for the quarter ending December 31, 2009.

NA = Change is greater than 100 basis points during the quarter.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for SharePlus Federal and the Peer Group. In general, the comparative fluctuations in the Bank’s and the Peer Group’s ratios implied that the interest rate risk associated with the Bank’s net interest income was slightly greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of SharePlus Federal’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Bank’s credit risk exposure was considered to be slightly greater than the Peer Group’s. As shown in Table 3.6, the Bank’s non-performing assets/assets and non-performing loans/loans ratios equaled 2.03% and 2.78%, respectively, versus comparable measures of 1.74% and 2.27% for the Peer Group. The Bank’s and the Peer Group’s loss reserves as a percent of non-performing loans equaled 43.28% and 56.32%, respectively. Loss reserves maintained as percent of net loans receivable equaled 1.20% for the Bank, versus 1.19% for the Peer Group. Net loan charge-offs were lower for the Bank, as net loan charge-offs for the Bank equaled 0.10% of loans versus 0.30% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan portfolio composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31 , 2010 or Most Recent Date Available

		REO/	NPAs & 90+Del/	NPLs/	Rsrves/	Rsrves/	Rsrves/ NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
SharePlus Federal Bank		0.00%	2.03%	2.78%	1.20%	43.28%	43.28%	$171	0.10%

All Public Companies
Averages		0.50%	3.76%	4.66%	1.66%	65.93%	49.43%	$1,472	0.65%
Medians		0.23%	2.59%	3.64%	1.35%	45.60%	40.59%	$448	0.28%

State of TX
Averages		0.61%	3.02%	3.80%	1.25%	32.97%	26.27%	$433	0.25%
Medians		0.61%	3.02%	3.80%	1.25%	32.97%	26.27%	$433	0.25%

Comparable Group
Averages		0.27%	1.74%	2.27%	1.19%	56.32%	47.33%	$581	0.30%
Medians		0.22%	1.58%	1.94%	1.10%	47.15%	38.43%	$292	0.26%

Comparable Group
CZWI	Citizens Community Bancorp Inc. of WI	0.00%	1.46%	1.52%	0.63%	15.34%	15.30%	$804	0.71%
CFFC	Community Financial Corp. of VA (1)	0.58%	3.23%	5.30%	0.82%	15.50%	23.46%	$737	0.00%
FFDF	FFD Financial Corp. of Dover OH	0.00%	0.87%	1.05%	1.08%	71.84%	77.75%	$13	0.03%
FABK	First Advantage Bancorp of TN	0.23%	0.71%	1.02%	1.21%	116.94%	113.10%	$237	0.44%
FCAP	First Capital, Inc. of IN	0.21%	1.50%	2.11%	1.60%	25.82%	24.32%	$347	0.44%
FSFG	First Savings Financial Group of IN	0.18%	1.65%	1.98%	1.19%	45.95%	40.09%	$234	0.26%
LABC	Louisiana Bancorp, Inc. of LA	0.48%	0.85%	0.73%	1.03%	140.25%	61.56%	$1	0.00%
FFFD	North Central Bancshares of IA	0.33%	3.58%	3.97%	2.10%	52.76%	47.86%	$210	0.22%
RIVR	River Valley Bancorp of IN	0.02%	1.81%	3.13%	1.08%	30.47%	36.77%	$2,473	-0.32%
WAYN	Wayne Savings Bancshares of OH	0.71%	1.70%	1.90%	1.12%	48.34%	33.05%	$756	1.20%

(1)	Financial information is for the quarter ending December 31, 2009.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in SharePlus Federal’s operations and financial condition; (2) monitor SharePlus Federal’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including SharePlus Federal’s value, or SharePlus Federal’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

1. Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Bank’s interest-earning asset composition showed similar concentrations of loans and cash and investments as a percent of assets. Lending diversification into higher risk and higher yielding types of loans was more significant for the Peer Group. Overall, in comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. SharePlus Federal’s funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios, which translated into a lower cost of funds for the Bank. Overall, as a percent of assets, the Bank maintained higher levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Bank. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio should be more comparable to the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Bank’s ratios for non-performing assets and non-performing loans were less favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were higher for the Peer Group, while the Bank and the Peer Group maintained similar levels of loss reserves as a percent of loans. Net loan charge-offs were a slightly larger factor for the Peer Group. As noted above, the Bank’s risk weighted assets-to-assets ratio was slightly lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Bank operated with a similar level of cash and investment securities relative to the Peer Group (22.2% of assets versus 22.4% for the Peer Group). Following the infusion of stock proceeds, the

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be slightly greater than the Peer Group’s, given the slightly lower level of borrowings currently funding the Bank’s assets. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Bank’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a lower cost of funds for the Bank. Total interest-bearing liabilities as a percent of assets were higher for the Bank compared to the Peer Group’s ratio, which was attributable to SharePlus Federal’s lower capital position. Following the stock offering, the increase in the Bank’s capital position will reduce the level of interest-bearing liabilities funding the Bank’s assets to a ratio that is comparable to the Peer Group’s level of interest-bearing liabilities funding assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

•

Capital. The Bank currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, SharePlus Federal’s pro forma capital position can be expected to be comparable or slightly exceed the Peer Group’s equity-to-assets ratio. The Bank’s pro forma capital position implies similar leverage capacity as the Peer Group, similar dependence on interest-bearing liabilities to fund assets and a similar capital cushion to absorb unanticipated losses as the Peer Group. On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, SharePlus Federal’s balance sheet strength was considered to be comparable to the Peer Group’s and, thus, no adjustment was applied for the Bank’s financial condition.

2. Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•

Reported Earnings. The Bank’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.02% of average assets versus 0.35% for the Peer Group). A lower operating expense ratio largely accounted for the Peer Group’s higher return, which was somewhat offset by the Bank’s higher ratios for net interest income, non-interest operating income and net gains. The Peer Group’s higher return was also supported by a lower level of loan loss provisions. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Bank’s reported earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Bank’s and the Peer Group’s core earnings. In these measures, the Bank operated with a higher net interest margin, a higher operating expense ratio and a higher level of non-interest operating income. The Bank’s higher ratios for net interest income and operating expenses translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.93x versus 1.18X for the Peer Group). Similarly, the Bank’s efficiency ratio of 87.6% was less favorable than the Peer Group’s efficiency ratio of 70.7%. Loan loss provisions had a more significant impact on the Bank’s earnings (0.74% of average assets versus 0.52% of average assets for the Peer Group). Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Bank’s pro forma core earnings will be less favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated that a greater degree of volatility was associated with the Bank’s net interest margin. Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that will be fairly comparable to the Peer Group’s ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

•

Credit Risk. Loan loss provisions were a larger factor in the Bank’s earnings (0.74% of average assets versus 0.52% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Bank and the Peer Group maintained similar concentrations of assets in loans, while lending diversification into higher risk types of loans was more significant for the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Peer Group, while the Bank and the Peer Group maintained similar loss reserves as a percent of loans. Net loan charge-offs were slightly higher for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank maintained a more favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Bank. Second, the infusion of stock proceeds will provide the Bank with comparable growth potential through leverage as currently maintained by the Peer Group. Third, the Bank’s slightly higher ratio of non-interest operating income and the Peer Group’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Bank’s core ROE is less favorable than the Peer Group’s ROE. Accordingly, as the result of the Bank’s lower core earnings and the increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return equity on a core earnings basis can be expected to initially remain lower than the Peer Group’s ROE. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, SharePlus Federal’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

3. Asset Growth

The Bank’s asset growth rate exceeded the Peer Group’s growth rate during the period covered in our comparative analysis, based on growth rates of 14.7% and 10.5%, respectively. Asset growth for the Bank was largely due to an increase in very

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

low yielding cash and cash equivalents. Comparatively, higher yielding loan growth was the primary source of asset growth for the Peer Group, with acquisition related growth accounting for most of the Peer Group’s asset growth. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be comparable to the Peer Group’s tangible equity-to-assets ratio, indicating similar leverage capacity for the Bank. On balance, no adjustment was applied for asset growth.

4. Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. SharePlus Federal serves the Dallas-Fort Worth metropolitan area through 5 branch offices, which is considered the Bank’s primary market area and targeted market area for future growth of its community bank franchise. The Dallas-Fort Worth metropolitan area has exhibited favorable demographic growth trends since the beginning of the decade, which along with its relatively large population base, has fostered a highly competitive banking environment in which the Bank competes against other community banks as well as institutions with a regional or national presence.

The Peer Group companies generally operate in a mix of suburban and rural markets, with all of the markets served by the Peer Group companies having smaller populations compared to Collin County. The markets served by the Peer Group companies reflected slower population growth and lower per capita income compared to Collin County. Likewise, Collin County’s per capita income as a percent of Texas’ per capita income was well above the comparable ratio for the Peer Group companies on average. The average and median deposit market shares maintained by the Peer Group companies were significantly above the Bank’s market share of deposits in Collin County, which is indicative of the fewer number of banking competitors that operate in the majority of the markets served by the Peer Group companies. Overall, the degree of competition faced by the Peer Group companies was viewed to be less than faced by SharePlus Federal in Collin County, while the growth potential in the markets served by the Peer Group companies was also viewed to be less favorable in comparison to SharePlus Federal’s market area. Summary demographic and deposit market share

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

data for the Bank and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, March 2010 unemployment rates for the markets served by the Peer Group companies were generally higher or comparable to the March 2010 unemployment rate for Collin County. On balance, we concluded that a moderate upward adjustment was appropriate for the Bank’s market area.

Table 4.1

Market Area Unemployment Rates

SharePlus Federal and the Peer Group Companies(1)

	County	March 2010 Unemployment
SharePlus Federal - TX	Collin	7.5%

Peer Group Average		10.0%

Citizens Community Bancorp. – WI	Eau Claire	7.6
Community Financial Corp. – VA	Staunton	8.5
FFD Financial Corp. – OH	Tuscarawas	12.6
First Advantage Bancorp – TN	Montgomery	9.2
First Capital, Inc. – IN	Harrison	10.0
First Savings Financial Group - IN	Clark	9.3
GS Financial Corp. - LA	Jefferson	5.8
Louisiana Bancorp, Inc. – LA	Jefferson	5.8
North Central Bancshares – IA	Webster	8.7
River Valley Bancorp – IN	Jefferson	11.0
Wayne Savings Bancshares – OH	Wayne	11.1

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5. Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

Six out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.23% to 6.00%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.04% as of May 28, 2010. As of May 28, 2010, approximately 63% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.01%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6. Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $15.2 million to $66.6 million as of May 28, 2010, with average and median market values of $31.2 million and $24.3 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.0 million to 5.1 million, with average and median shares outstanding of 3.1 million and 2.9 million, respectively. The Bank’s stock offering is expected to have a pro forma market value and shares outstanding that will be in the lower end of the ranges exhibited by the Peer Group companies. Like all of the Peer Group companies, the Bank’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Bank’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

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IV.10

7. Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as SharePlus Federal: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Texas. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A. The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks started the fourth quarter of 2009 with a sell-off, as investors reacted negatively to economic data showing a slowdown in manufacturing activity from August to September and more job losses than expected for September. Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world. Good earnings reports from J.P. Morgan Chase and Intel pushed the Dow Jones Industrial Average (“DJIA”) above a 10000 close in mid-October. Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October. Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism

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about the economy aided by a report that manufacturing activity rose around the world in October. Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November. The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates. Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries. Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December. Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December. Worries about the state of European economies and the dollar’s surge upended stocks in mid-December. Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December. Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.

Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January. The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks. Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010. Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months. Upbeat corporate earnings and some favorable economic news out of Europe and China help stocks to rebound in mid-February. The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering. Weak economic data pulled stocks lower at the end of February, although the 2.6% increase in the DJIA for the month of February was its strongest showing since November.

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The DJIA moved back into positive territory for 2010 in early-March, as the broader market rallied on a better-than-expected employment report for February. Stocks trended higher through mid-March, with the DJIA closing up for eight consecutive trading sessions. Factors contributing to the eight day winning streak in the DJIA included bullish comments by Citigroup, expectations of continued low borrowing costs following the Federal Reserve’s mid-March meeting that concluded with keeping its target rate near zero and a brightening manufacturing outlook. Following a one day pull back, the positive trend in the broader market continued heading into late-March. Gains in the health-care sector following the passage of health-care legislation, better-than-expected existing home sales in February, first time jobless claims falling more than expected and solid earnings posted by Best Buy all contributed to the positive trend in stocks. The DJIA moved to a 19-month high approaching the end of the first quarter, as oil stocks led the market higher in response to new evidence of global economic strength. Overall, the DJIA completed its best first quarter since 1999, with a 4.1% increase for the quarter.

More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The DJIA closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks lead the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course

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heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. On May 28, 2010, the DJIA closed at 10136.63, an increase of 19.2% from one year ago and a decrease of 2.8% year-to-date, and the NASDAQ closed at 2257.04, an increase of 27.2% from one year ago and a decrease of 0.5% year-to-date. The Standard & Poor’s 500 Index closed at 1089.41 on May 28, 2010, an increase of 18.5% from one year ago and a decrease of 2.3% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of the fourth quarter of 2009. Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase. Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October. After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending. In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged. Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery. Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November. Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks. The favorable employment report for November added to gains

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in the thrift sector in early-December. Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected. More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end. Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to credit quality related deterioration.

Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends. An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January. Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January. Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that home prices were rising in some large metropolitan areas. Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February. Comments by the Federal Reserve Chairman that short-term interest rates were likely to remain low for at least several months helped thrift stocks to ease higher in late-February.

The thrift sector moved higher along with the broader stock market in-early March 2010, aided by the better-than-expected employment report for February. Financial stocks lead the market higher heading into mid-March on optimism that Citigroup would be able to repay the U.S. Government after a successful offering of trust preferred securities. The Federal Reserve’s recommitment to leaving its target rate unchanged “for an extended period” sustained the positive trend in thrift stocks through mid-March. Thrift stocks bounced higher along with the broader stock market heading into late-March, which was followed by a slight pullback as debt worries sent the yields on Treasury notes higher.

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An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then fell heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May. On May 28, 2010, the SNL Index for all publicly-traded thrifts closed at 594.2, an increase of 9.9% from one year ago and an increase of 1.2% year-to-date.

B. The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions

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regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The marketing for converting thrift issues turned more positive in the fourth quarter of 2009 and the first quarter of 2010, as indicated by an increase in conversion activity and the relative success of those offerings. For the most part, the recent conversion offerings experienced healthy subscription takedowns and have traded above their IPO prices in initial trading activity. Consistent with the broader thrift market, conversion pricing reflects continued investor uncertainty over stock market trends, credit quality trends, economic trends and financial reform legislation.

As shown in Table 4.2, one standard conversion and one second-step conversions were completed during the past three months. The standard conversion offering, Harvard Illinois Bancorp, Inc (“Harvard”), is considered to be more relevant for our analysis. Harvard’s offering was completed in April 2010 and closed between the minimum and midpoint of the offering range. Harvard’s closing pro forma price/tangible book ratio equaled 43.1%. Harvard’s stock is quoted on the OTC Bulletin Board and, as of May 28, 2010, Harvard’s stock price closed at $7.85 or 21.5% below its IPO price.

Shown in Table 4.3 are the current pricing ratios for Eagle Bancorp Montana, which is the only company that has completed a fully-converted offering during the past three months and is traded on NASDAQ or an Exchange. Eagle Bancorp’s offering was a second-step conversion, which tends to be priced higher on a P/TB basis relative to full standard conversion offerings. Eagle Bancorp’s current P/TB ratio equaled 81.77%.

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Charitable Found.		% Off Incl. Fdn.
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	Benefit Plans			Mgmt.& Dirs.
													ESOP	Recog. Plans	Stk Option
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)
Standard Conversions
Harvard Illinois Bancorp, Inc. - IL*	4/9/10	HARI-OTCBB	$156	7.85%	1.78%	62%	$7.9	100%	88%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%
Averages - Standard Conversions:			$156	7.85%	1.78%	62%	$7.9	100%	88%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%
Medians - Standard Conversions:			$156	7.85%	1.78%	62%	$7.9	100%	88%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%

Second Step Conversions
Eagle Bancorp Montana, MT	4/5/10	EBMT-NASDAQ	$306	9.89%	0.75%	33%	$24.6	60%	103%	7.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%
Averages - Second Step Conversions:			$306	9.89%	0.75%	33%	$24.6	60%	103%	7.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%
Medians - Second Step Conversions:			$306	9.89%	0.75%	33%	$24.6	60%	103%	7.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%

Mutual Holding Company Conversions
Averages - Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:
Averages - All Conversions:			$231	8.87%	1.27%	47%	$16.3	80%	95%	9.2%	NA	NA	8.0%	4.0%	10.0%	4.0%
Medians - All Conversions:			$231	8.87%	1.27%	47%	$16.3	80%	95%	9.2%	NA	NA	8.0%	4.0%	10.0%	4.0%

Institutional Information			Initial Dividend Yield	Pro Forma Data						IPO Price	Post-IPO Pricing Trends
				Pricing Ratios(3)			Financial Charac.				Closing Price:
Institution	Conver. Date	Ticker		P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE		First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 5/28/10	% Change

			(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Harvard Illinois Bancorp, Inc. - IL*	4/9/10	HARI-OTCBB	0.00%	43.1%	NM	4.9%	-0.4%	11.3%	-3.4%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$7.85	-21.5%
Averages - Standard Conversions:			0.00%	43.1%	NM	4.9%	-0.4%	11.3%	-3.4%	$10.00	$10.00	0.0%	$10.00	0.00%	$10.00	0.00%	$7.85	-21.50%
Medians - Standard Conversions:			0.00%	43.1%	NM	4.9%	-0.4%	11.3%	-3.4%	$10.00	$10.00	0.0%	$10.00	0.00%	$10.00	0.00%	$7.85	-21.50%

Second Step Conversions
Eagle Bancorp Montana, MT	4/5/10	EBMT-NASDAQ	0.00%	81.4%	12.69	12.5%	1.0%	15.4%	6.4%	$10.00	$10.55	5.5%	$10.50	5.0%	$10.50	5.0%	$10.05	0.5%
Averages - Second Step Conversions:			0.00%	81.4%	12.7x	12.5%	1.0%	15.4%	6.4%	$10.00	$10.55	5.5%	$10.50	5.0%	$10.50	5.0%	$10.05	0.5%
Medians - Second Step Conversions:			0.00%	81.4%	12.7x	12.5%	1.0%	15.4%	6.4%	$10.00	$10.55	5.5%	$10.50	5.0%	$10.50	5.0%	$10.05	0.5%

Mutual Holding Company Conversions
Averages - Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:
Averages - All Conversions:			0.00%	62.2%	$12.69	8.7%	0.3%	13.3%	1.5%	$10.00	$10.28	2.8%	$10.25	2.5%	$10.25	2.5%	$8.95	-10.5%
Medians - All Conversions:			0.00%	62.2%	$12.69	8.7%	0.3%	13.3%	1.5%	$10.00	$10.28	2.8%	$10.25	2.5%	$10.25	2.5%	$8.95	-10.5%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

May 28, 2010

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Table 4.3

Market Pricing Comparatives

Prices As of May 28, 2010

	Market		Per Share Data
	Capitalization		Core 12 Month EPS(2)	Book Value/ Share						Dividends(4)
	Price/ Share(1)	Market Value			Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio(5)
Financial Institution					P/E	P/B	P/A	P/TB	P/Core
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
All Public Companies	$10.29	$298.47	$(0.10)	$12.55	18.90x	84.72%	9.99%	92.76%	17.17x	$0.24	2.03%	35.47%
Converted Last 3 Months (no MHC)	$10.05	$41.03	$0.79	$12.29	12.72x	81.77%	12.58%	81.77%	12.72x	$0.27	2.69%	34.18%

Converted Last 3 Months (no MHC)
EBMTD Eagle Bancorp Montanta of MT	$10.05	$41.03	$0.79	$12.29	12.72x	81.77%	12.58%	81.77%	12.72x	$0.27	2.69%	34.18%

	Financial Characteristics(6)
	Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
Financial Institution					ROA	ROE	ROA	ROE
	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies	$2,707	11.28%	10.53%	3.76%	-0.13%	-0.36%	-0.15%	-0.47%
Converted Last 3 Months (no MHC)	$327	0.00%	0.00%	0.77%	0.99%	NM	0.98%	NM

Converted Last 3 Months (no MHC)
EBMTD Eagle Bancorp Montanta of MT	$326	0.00%	0.00%	0.77%	0.99%	NM	0.99%	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

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IV.19

C. The Acquisition Market

Also considered in the valuation was the potential impact on SharePlus Federal’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Texas. As shown in Exhibit IV-4, there were seven Texas thrift acquisitions completed from the beginning of 2004 through May 28, 2010, and there are currently two acquisitions pending for Texas savings institutions. The recent acquisition activity involving Texas savings institutions may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence SharePlus Federal’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in SharePlus Federal’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8. Management

The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

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Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, SharePlus Federal will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	Moderate Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

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Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. However, given that the Bank’s pro forma reported and core earnings reflected net losses for the twelve months ended March 31, 2010, the Bank’s pro forma P/E multiples were viewed as not meaningful for purposes of comparison to the Peer Group’s P/E multiples.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. In deriving SharePlus Federal’s valuation, RP Financial considered the P/B approach to be a highly valuable indicator of pro forma value, since the P/E approach did not render meaningful P/E multiples for the Bank. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

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The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of May 28, 2010, the pro forma market value of SharePlus Federal’s conversion stock was $15,000,000 at the midpoint, equal to 1,500,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $36,000 for the twelve months ended March 31, 2010. In deriving SharePlus Federal’s core earnings, the only adjustments made to reported earnings were to eliminate gains on the sale of loans and investment securities, which equaled $459,000 and $31,000, respectively, for the twelve months ended March 31, 2010. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 38.0% for the earnings adjustments, the Bank’s core earnings were determined to equal a net loss of $268,000 for the twelve months ended March 31, 2010. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income(loss)	$36
Deduct: Gain on sale of loans(1)	(285)
Deduct: Gain on sale of investment securities(1)	(19)

Core earnings estimate	$(268)

(1)	Tax effected at 38.0%.

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Based on the Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core earnings were negative throughout the valuation range. Accordingly, the Bank’s pro forma P/E multiples were considered to be not meaningful (“NM”) throughout the valuation range. Comparatively, as shown in Table 4.4, the Peer Group’s average reported and core P/E multiples equaled 14.61 times and 15.83 times, respectively. The Peer Group’s median reported and core earnings multiples equaled 12.07 times and 13.80 times, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $15.0 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 51.87%. In comparison to the average P/B and P/TB ratios for the Peer Group of 69.06% and 72.27%, the Bank’s ratios reflected a discount of 24.9% on a P/B basis and a discount of 28.2% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 67.77% and 71.12%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 23.5% and 27.1%, respectively. At the top of the super range, the Bank’s P/B and P/TB ratios both equaled 59.92%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 13.2% and 17.1%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 11.6% and 15.7%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the Bank’s pro forma earnings which reflected net losses based on pro forma reported and core earnings.

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Table 4.4

Public Market Pricing

SharePlus Federal Bank

As of May 28, 2010

		Market Capitalization		Per Share Data
				Core 12 Month EPS(2)	Book Value/ Share						Dividends(4)
		Price/ Share(1)	Market Value			Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio(5)
						P/E	P/B	P/A	P/TB	P/Core
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
SharePlus Federal Bank
Superrange		$10.00	$19.84	$(0.16)	$16.69	NM	59.92%	8.15%	59.92%	NM	$0.00	0.00%	0.00%
Maximum		$10.00	$17.25	$(0.18)	$17.89	NM	55.90%	7.16%	55.90%	NM	$0.00	0.00%	0.00%
Midpoint		$10.00	$15.00	$(0.21)	$19.28	NM	51.87%	6.27%	51.87%	NM	$0.00	0.00%	0.00%
Minimum		$10.00	$12.75	$(0.24)	$21.15	NM	47.28%	5.38%	47.28%	NM	$0.00	0.00%	0.00%
All Non-MHC Public Companies (7)
Averages		$10.75	$346.94	$(0.15)	$13.90	18.56x	76.73%	8.54%	85.20%	16.60x	$0.26	2.01%	36.14%
Medians		$10.08	$55.71	$0.20	$13.32	16.40x	76.18%	6.85%	80.30%	15.25x	$0.20	1.63%	0.00%
All Non-MHC State of TX (7)
Averages		$11.58	$137.84	$(0.09)	$16.60	NM	69.76%	12.58%	69.76%	NM	$0.00	0.00%	0.00%
Medians		$11.58	$137.84	$(0.09)	$16.60	NM	69.76%	12.58%	69.76%	NM	$0.00	0.00%	0.00%
Comparable Group Averages
Averages		$11.69	$31.21	$0.66	$16.63	14.61x	69.06%	8.10%	72.27%	15.83x	$0.27	2.04%	25.96%
Medians		$13.73	$24.25	$0.60	$16.32	12.07x	67.77%	6.34%	71.12%	13.80x	$0.12	1.04%	2.15%
Comparable Group
CZWI	Citizens Community Bancorp Inc. of WI	$4.13	$21.12	$0.41	$10.88	NM	37.96%	3.66%	43.07%	10.07x	$0.00	0.00%	NM
CFFC	Community Financial Corp. of VA	$4.25	$18.54	$0.35	$8.34	8.67	50.96%	3.43%	50.96%	12.14x	$0.00	0.00%	0.00%
FFDF	FFD Financial Corp. of Dover OH	$15.00	$15.17	$0.70	$17.89	16.48	83.85%	7.62%	83.85%	21.43x	$0.68	4.53%	74.73%
FABK	First Advantage Bancorp of TN	$10.82	$47.18	$0.10	$15.78	NM	68.57%	13.68%	68.57%	NM	$0.20	1.85%	NM
FCAP	First Capital, Inc. of IN	$14.85	$41.40	$0.28	$16.85	NM	88.13%	8.95%	99.87%	NM	$0.72	4.85%	NM
FSFG	First Savings Financial Group of IN	$13.45	$32.48	$0.87	$22.39	16.4	60.07%	6.57%	71.24%	15.46x	$0.00	0.00%	0.00%
LABC	Louisiana Bancorp, Inc. of LA	$14.57	$66.61	$0.49	$15.71	28.02	92.74%	20.40%	92.74%	29.73x	$0.00	0.00%	0.00%
FFFD	North Central Bancshares of IA	$17.60	$23.72	$1.79	$28.64	9.46	61.45%	5.24%	61.45%	9.83x	$0.04	0.23%	2.15%
RIVR	River Valley Bancorp of IN	$14.00	$21.06	$0.85	$17.52	12.07	79.91%	5.33%	80.00%	16.47x	$0.84	6.00%	72.41%
WAYN	Wayne Savings Bancshares of OH	$8.25	$24.78	$0.72	$12.32	11.15	66.96%	6.10%	71.00%	11.46x	$0.24	2.91%	32.43%

		Financial Characteristics(6)
		Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
						ROA	ROE	ROA	ROE
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
SharePlus Federal Bank		$243	13.61%	13.61%	1.89%	-0.01%	-0.04%	-0.13%	-0.96%
Superrange		$241	12.80%	12.80%	1.91%	0.00%	-0.03%	-0.13%	-1.02%
Maximum		$239	12.09%	12.09%	1.93%	0.00%	-0.02%	-0.13%	-1.07%
Midpoint		$237	11.37%	11.37%	1.94%	0.00%	-0.01%	-0.13%	-1.13%
Minimum
All Non-MHC Public Companies (7)		$3,006	10.82%	10.04%	3.52%	-0.19%	-0.44%	-0.23%	-0.77%
Averages		$942	9.31%	8.68%	2.44%	0.17%	2.04%	0.11%	1.67%
Medians
All Non-MHC State of TX (7)		$1,095	18.04%	18.04%	3.02%	0.09%	0.66%	-0.10%	-0.74%
Averages		$1,095	18.04%	18.04%	3.02%	0.09%	0.66%	-0.10%	-0.74%
Medians
Comparable Group Averages		$420	11.86%	11.44%	2.22%	0.34%	3.09%	0.39%	3.58%
Averages		$429	9.92%	9.09%	2.22%	0.46%	4.14%	0.37%	3.82%
Medians
Comparable Group
CZWI	Citizens Community Bancorp Inc. of WI	$577	9.65%	8.60%	NA	-0.64%	-6.21%	0.38%	3.69%
CFFC	Community Financial Corp. of VA	$541	8.98%	8.98%	NA	0.41%	4.52%	0.29%	3.23%
FFDF	FFD Financial Corp. of Dover OH	$199	9.08%	9.08%	NA	0.48%	5.13%	0.37%	3.95%
FABK	First Advantage Bancorp of TN	$345	19.96%	19.96%	NA	0.15%	0.75%	0.13%	0.62%
FCAP	First Capital, Inc. of IN	$463	10.18%	9.09%	NA	0.21%	2.08%	0.17%	1.67%
FSFG	First Savings Financial Group of IN	$494	10.94%	9.39%	NA	0.51%	3.75%	0.54%	3.98%
LABC	Louisiana Bancorp, Inc. of LA	$327	22.00%	22.00%	0.85%	0.73%	3.09%	0.69%	2.91%
FFFD	North Central Bancshares of IA	$452	10.77%	10.77%	3.58%	0.55%	5.26%	0.52%	5.06%
RIVR	River Valley Bancorp of IN	$395	7.93%	7.92%	NA	0.45%	6.38%	0.33%	4.68%
WAYN	Wayne Savings Bancshares of OH	$406	9.12%	8.64%	NA	0.55%	6.19%	0.54%	6.03%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

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IV.25

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $15.0 million midpoint of the valuation range, the Bank’s value equaled 6.27% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 8.10%, which implies a discount of 22.6% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 6.34%, the Bank’s pro forma P/A ratio at the midpoint value reflects a discount of 1.1%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, Harvard Illinois was the only standard conversion offering completed during the past three months. In comparison to Harvard Illinois’ 43.1% closing forma P/TB ratio, the Bank’s P/TB ratio of 51.9% at the midpoint value reflects an implied premium of 20.4%. At the top of the superrange, the Bank’s P/TB ratio of 59.9% reflects an implied premium of 39.0% relative to Harvard Illinois’ closing pro forma P/TB ratio.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 28, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $15,000,000 at the midpoint, equal to 1,500,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $12,750,000 and a maximum value of $17,250,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,275,000 at the minimum and 1,725,000 at the maximum. In the event the appraised value is subject to an increase, the

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aggregate pro forma market value may be increased up to a super range value of $19,837,500 without a resolicitation. Based on the $10.00 per share offering price, the super range value would result in total shares outstanding of 1,983,750. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.